Exhibit 10.31

EXECUTION VERSION

LICENSE AND SUPPLY AGREEMENT

by and among

NOVARTIS, AG,

NOVARTIS CONSUMER HEALTH, INC.

and

ENDO PHARMACEUTICALS INC.

Dated as of March 4, 2008

SFNJ1\1219554

i

ii

iii

SCHEDULES

Schedule 1.95 PhRMA Code
Schedule 4.2 Commercialization Plan
Schedule 4.3 (b)(ii) ENDO Topical NSAID Product
Schedule 4.4(d) Description of Target Prescribers
Schedule 4.12 NOVARTIS MSL Guidance Document
Schedule 4.15 Example of Monthly Commercialization Report
Schedule 5.2 Specifications
Schedule 5.4(a) Maximum Supply Capacity
Schedule 5.4(e) Current Inventory to Be Purchased
Schedule 5.5(a) Certificate of Analysis
Schedule 7.2(d) Third Party Expert Dispute Resolution Procedures
Schedule 13.3(e) ENDO Due Diligence Request List
Schedule 13.3(f) NOVARTIS Competing Topical NSAID Products Currently In Development

v

LICENSE AND SUPPLY AGREEMENT

THIS LICENSE AND SUPPLY AGREEMENT (this “Agreement”), dated as of March 4, 2008 (the “Execution Date”), by and among NOVARTIS, AG, a Swiss corporation having a principal place of business in Basel, Switzerland (“NOVARTIS AG”), NOVARTIS CONSUMER HEALTH, INC., a Delaware corporation having a principal place of business at 200 Kimball Drive, Parsippany, New Jersey 07054 (“NOVARTIS,” and collectively with NOVARTIS AG, the “NOVARTIS Parties”) and ENDO PHARMACEUTICALS INC., a Delaware corporation having a principal place of business at 100 Endo Drive, Chadds Ford, Pennsylvania 19317 (“ENDO”). Each of NOVARTIS and ENDO is referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the NOVARTIS Parties have certain rights in the Territory in and to the Licensed Product;

WHEREAS, NOVARTIS desires to grant a license to another Person to Commercialize the Licensed Product for use in the Territory and in the Field on the terms and conditions set forth herein; and

WHEREAS, ENDO desires to obtain such a license on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1
DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, except as otherwise expressly set forth herein, shall have the meanings set forth below:

1.1
“A&P Expenses” shall mean, to the extent incurred, recorded and executed in connection with the Accounting Standards, Out-of-Pocket Costs for the following items, to the extent incurred in connection with advertising and promotion of the Licensed Product in accordance with this Agreement:

(a)	professional advertising (including agency fees);

(b)	consumer advertising (including agency fees);

(c)	Detail aids, leave-behinds and similar materials;

(d)
materials and programs for training of the Sales Force, including Launch meetings and annual sales meetings, Promotional Materials, telemarketing, symposia, conventions, Managed Markets initiatives, market research (not to exceed ten percent

(10%) of total A&P Expenses in respect to any Agreement Year), speaker and activity programs including medical meetings, exhibits, and direct mail, internet and other non-personal promotion; and

(e)	samples and sample alternatives of the Licensed Product and costs relating to storage and distribution of samples to Sales Representatives.
Notwithstanding the foregoing, in no event will any of the following constitute A&P Expenses: Field Force Expenses; Managed Markets, MSL or other personnel costs; costs of clinical studies; or distribution costs.

1.2
“Accounting Standards” with respect to a Person shall mean that such Person shall maintain records and books of accounts in accordance with U.S. Generally Accepted Accounting Principles; provided, that with respect to NOVARTIS AG or any non-U.S. Affiliate of NOVARTIS, Accounting Standards shall mean that it shall maintain records and books of accounts in accordance with IFRS (International Financial Reporting Standards).

1.3	“Act” shall mean the U.S. Food, Drug and Cosmetic Act, as amended from time to time (21 U.S.C. § 301 et seq.), together with any rules and regulations promulgated thereunder.

1.4	“Actual Royalties” shall have the meaning set forth in Section 7.2(c).

1.5
“Adverse Event” shall mean any untoward medical occurrence in a patient, consumer or clinical investigation subject associated with the use of the Licensed Product that does not necessarily have a causal relationship with this treatment. An Adverse Event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of Licensed Product, whether or not related to Licensed Product. In addition, all cases of apparent drug-drug interaction, pregnancy (with or without outcome), exposure during breastfeeding, paternal exposure, lack of efficacy, overdose, drug abuse and misuse, drug maladministration or accidental exposure and dispensing errors are collected and databased even if no Adverse Event has been reported.

1.6
“Affiliate” shall mean any Person who directly or indirectly controls or is controlled by or is under common control with a Party. For purposes of this definition, “control” or “controlled” shall mean ownership directly or through one or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.

1.7	“Agreement” shall have the meaning set forth in the introductory paragraph.

1.8
“Agreement Quarter” shall mean, with respect to the first Agreement Quarter, the period beginning on the Effective Date and ending on the last day of the first full calendar quarter following the Effective Date, and each calendar quarter thereafter. For the purpose of clarity, the term “calendar quarter” refers to each three-month quarter in a calendar year (i.e., January through March, April through June, July through September and October through December).

1.9
“Agreement Semester” shall mean each six (6) month period in an Agreement Year, with the first Agreement Semester consisting of the first two (2) Agreement Quarters of the Agreement Year and the second Agreement Semester consisting of the third (3rd) and fourth (4th) Agreement Quarters of the Agreement Year. Notwithstanding the foregoing, the first Agreement Semester shall commence on the Effective Date and end on December 31, 2008.

1.10
“Agreement Year” shall mean, with respect to the first Agreement Year, the period beginning on the Effective Date and ending on June 30, 2009, and with respect to each Agreement Year thereafter, the 12-month period ending on each anniversary of June 30, 2009 during the Term of this Agreement.

1.11	“Alliance Manager” shall have the meaning set forth in Section 3.4.

1.12
“Approval” shall mean any approval, registration, license or authorization from any Governmental Authority in any jurisdiction required for the manufacture, development, marketing, promotion, sale, storage or transport of a product in such jurisdiction.

1.13	“Approval Application” shall mean the submission to the relevant Governmental Authority of an appropriate application seeking any Approval.

1.14	“Audit Rights Holder” shall have the meaning set forth in Section 12.2(a).

1.15	“Audit Team” shall have the meaning set forth in Section 12.2(b).

1.16	“Auditee” shall have the meaning set forth in Section 12.2(a).

1.17	“Binding Forecast” shall have the meaning set forth in Section 5.3.

1.18	“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are authorized or required by Law to remain closed.

1.19
“BTC Product” shall mean an OTC Product that has been approved by the FDA for sale to consumers without a prescription subject to the requirement that such product be placed “behind-the-counter” in the pharmacy and dispensed by a pharmacy employee.

1.20
“Commercialization Expenses” shall mean all direct and indirect expenses incurred or to be incurred in connection with Commercializing the Licensed Product in the Territory, including A&P Expenses, Field Force Expenses, MSL expenses, costs associated with Managed Markets activities, market research costs, distribution costs and submission fees payable to DDMAC for review of Promotional Materials, to the extent such fees are now or hereafter payable pursuant to the Act or other applicable Laws.

1.21	“Commercialization Plan” shall mean each Commercialization plan for Commercialization of the Licensed Product, as described in Section 4.2, prepared by ENDO and reviewed by the JCC.

1.22	“Commercialization Report” shall have the meaning set forth in Section 4.15.

1.23
“Commercialize” shall mean to market, promote, distribute, offer to sell, sell and/or have sold a product and/or conduct other commercialization activities, and “Commercialization” means commercialization activities relating to a product, including activities relating to marketing, promoting, distributing, offering for sale, and/or selling of such product or having such product sold to trade, institutional, prescriber, payer, pharmacist and patient customers or otherwise.

1.24	“Committee” shall mean any of the JCC (or any other committee or sub-committee contemplated hereby or established in accordance with this Agreement).

1.25	“Competing Topical NSAID” shall have the meaning set forth in Section 10.2.

1.26
“Confidential Information” shall mean all information or materials possessed or developed by either Party or their respective Affiliates, whether before or after the Execution Date, related to such Party’s or its Affiliates’ business, including the manufacture, Development and/or Commercialization of any pharmaceutical products hereunder, including any information or materials on substances, formulations, techniques, technology, equipment, data, reports, Know-How, sources for and methods of supply, patent position and business plans; provided, however, that Confidential Information shall not include information or material that (i) is already in the receiving Party’s or its Affiliate’s lawful possession at the time of disclosure by the disclosing Party, as established by relevant documentary evidence; (ii) is already in the public domain as of the Execution Date by reason of prior publication or otherwise; (iii) is received by a receiving Party or an Affiliate thereof on an unrestricted basis from a Third Party other than the disclosing Party, where such Third Party is authorized to disclose such information; (iv) becomes part of the public domain after the Execution Date through no act, omission or fault of the receiving Party; or (v) is similar in nature to the purported confidential information but which the receiving Party can demonstrate has been independently created, as established by relevant documentary evidence.

1.27	“Contract Sales Organization” or “CSO” shall mean a Third Party primarily engaged in providing sales representatives to promote and Detail pharmaceutical products.

1.28
“Control” or “Controlled” shall mean with respect to any intellectual property right of a Person, that the Person owns or has a license to such intellectual property right and has the ability to grant access, a license, or a sublicense to such intellectual property right as provided for in this Agreement without violating an agreement with, or infringing any rights of, a Third Party.

1.29	“Corporate Names” shall have the meaning set forth in Section 11.1(a).

1.30	“Damages” shall have the meaning set forth in Section 15.1(a).

1.31	“DDMAC” shall mean the United States Office of Medical Policy, Division of Drug Marketing, Advertising and Communications.

1.32	“Delivery Location” shall have the meaning set forth in Section 5.5(c).

1.33	“Detail” or “Detailing” shall have the meaning set forth in Section 4.4(a).

1.34
“Develop” or “Development” shall mean development activities with respect to a pharmaceutical product, including pre-clinical research and development, clinical development (including Phase IV Clinical Studies), regulatory development, product approval and registration.

1.35
“Development Costs” shall mean direct and indirect costs and expenses incurred in connection with the Development of a pharmaceutical product, including the costs of clinical studies, the preparation, collation and/or validation of data from such clinical studies, preparation of medical writing and publishing and the preparation and filing of Approval Applications (including FDA user fees) and all other costs incurred in seeking Approvals with respect to the product. Without limitation of the foregoing, Development Costs shall include:

(a)	all Out-of-Pocket Costs incurred with respect to any of the foregoing;

(b)
the direct and indirect costs of internal scientific, medical or technical regulatory personnel (including personnel expense, travel expenses and infrastructure costs) engaged in Development activities with respect to the product, which costs shall be determined based on the FTE Rate;

(c)
the costs of clinical supply, including: (i) costs of clinical supplies; (ii) expenses incurred to purchase and/or package comparator drugs; and (iii) costs and expenses of the disposal of clinical samples; and

(d)	the costs of identification, synthesis, qualification and/or validation of the drug substance.

1.36
“Development Plan” shall mean each Development plan for Development of the Licensed Product, as described in Section 8.2, prepared by NOVARTIS or ENDO, as the case may be, and reviewed (and approved, in the case of a Development Plan submitted by ENDO) by the JCC.

1.37	“Disputed Product” shall have the meaning set forth in Section 5.8(c).

1.38	“DTC” shall have the meaning set forth in Section 4.11.

1.39	“Effective Date” shall mean the Execution Date.

1.40	“ENDO” shall have the meaning set forth in the introductory paragraph.

1.41	“ENDO Competing Product” shall have the meaning set forth in Section 10.2(b).

1.42	Reserved.

1.43	“Execution Date” shall have the meaning set forth in the introductory paragraph.

1.44	“Failure of Supply” shall have the meaning set forth in Section 7.2(d)(i).

1.45	“FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

1.46	“Field” shall mean use in the treatment of pain associated with osteoarthritis in joints amenable to topical treatment, subject to Section 8.1(b).

1.47	“Field Force” shall mean ENDO’s field force(s) of Sales Representatives, which may include both internal and contract sales force(s).

1.48	“Field Force Expenses” shall mean costs and expenses incurred by ENDO and its Sales Representatives in connection with providing Details hereunder.

1.49	“Firm Order” shall have the meaning set forth in Section 5.4(c).

1.50	“Force Majeure” shall have the meaning set forth in Section 16.

1.51	“FTE Rate” shall mean a rate of $250,000 per annum for the time of a full-time equivalent person year.

1.52
“Generic Diclofenac Product” shall mean any diclofenac topical 1% Rx Product approved by the FDA for sale as an AB-rated generic version of the Licensed Product or any other designation adopted by the FDA that allows such product to be fully substitutable for the Licensed Product at the pharmacy level without additional approval of the prescriber.

1.53
“Good Manufacturing Practices” or “GMP” or “GMP Requirements” shall mean current Good Manufacturing Practices as such term is defined from time to time by the FDA or other relevant Governmental Authority having jurisdiction over the manufacture or sale of the Licensed Product pursuant to its regulations, guidelines or otherwise.

1.54
“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the Parties or their Affiliates contemplated by this Agreement.

1.55	“Guaranteed Minimum Royalties” shall have the meaning set forth in Section 7.2(b).

1.56	“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

1.57	“Indemnified Party” shall have the meaning set forth in Section 15.1(a).

1.58	“Indemnifying Party” shall have the meaning set forth in Section 15.1(a).

1.59	“Initial Term” shall have the meaning set forth in Section 17.1(a).

1.60	“Invent” shall mean inventorship, as determined by U.S. patent statutes, regulations, and supporting case law.

1.61	“Joint Commercialization Committee” or “JCC” shall mean the Joint Commercialization Committee, as described in Section 3.

1.62
“Know-How” shall mean unpatented and proprietary technical information, know-how, data, knowledge, techniques, discoveries, inventions, specifications, designs, clinical design and measurement, test results, regulatory filings and approvals, trade secrets and other information (whether or not patentable). As used in this definition, “unpatented” shall mean that the subject matter of such Know-How is not claimed in a Patent. As used in this definition, “Patent” shall not include pending, non-published patent applications.

1.63
“Launch” shall mean, with respect to a pharmaceutical product, the launch of such product for commercial sale in the Territory, with the date of Launch being the first date of commercial sale of such product in the Territory.

1.64
“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority, including the PhRMA Code and the rules, regulations, guidelines and other requirements of DDMAC.

1.65	“Licensed Product” shall mean Voltaren® Gel (diclofenac sodium topical gel 1%) as approved by the FDA under the Licensed Product NDA for sale as an Rx Product in the Field in the Territory.

1.66	“Licensed Product NDA” shall mean the NOVARTIS Voltaren® Gel NDA #22-122 as approved by the FDA on October 17, 2007, and any subsequent supplements or amendments related to the maintenance thereof.

1.67	“Licensed Product Warranties” shall have the meaning set forth in Section 5.8(a).

1.68	“Line Extension” shall have the meaning set forth in Section 10.1(a)(i).

1.69
“Managed Markets” shall mean the segments of the U.S. Healthcare system for the Licensed Product composed of managed market entities and institutional customers (e.g., pharmacy benefit managers, health plans, wholesale distributors, retail chains, long term care pharmacy providers, employers, the United States Government, and state and local governments).

1.70
“Managed Markets Information Service” shall mean MediMedia (or if MediMedia is no longer providing such reports, a similar Third Party information service mutually acceptable to the Parties); provided that, in the event that data reported by such service are the basis for triggering any reduction or adjustment in minimum A&P Expenses, minimum Details and/or Guaranteed Minimum Royalties hereunder or for triggering the right of ENDO to terminate this Agreement in accordance with Section 17.3(d), then NOVARTIS shall have the right to request that such data be confirmed by IMS Plan Track or Fingerpoint Formulary (or if either of such entities is no longer providing such reports, a similar Third Party information service mutually acceptable to the Parties). In the event that the two information services do not agree as to whether there has been a decrease of twenty five percent (25%) or more in “covered lives,” a Third Party mutually designated by the Parties shall verify with the Managed Markets as to whether the Licensed Product is reimbursed. For the avoidance of doubt, if any such service is no longer providing the referenced reports such that a successor service is used, the number of “covered lives” in both periods being compared shall be those reported by the successor service.

1.71	“Material Adverse Effect” shall have the meaning set forth in Section 13.3(a).

1.72	“Minimum Details Shortfall Fee” shall mean the amounts payable by ENDO to NOVARTIS pursuant to Section 4.4(c) in respect of ENDO’s failure to deliver the minimum Details required.

1.73	“MSL” shall mean Medical Science Liaison.

1.74	“NDA” shall mean a New Drug Application, as described in the FDA regulations, 21 CFR § 314.50, including all amendments and supplements to the application.

1.75
“Net Sales” with respect to a product shall mean the gross amount invoiced by or on behalf of a Party or its Affiliates, licensees or sublicensees for such product sold to Third Parties other than licensees or sublicensees in bona fide, arm’s-length transactions, less the following deductions, determined in accordance with such Party’s standard accounting methods as generally and consistently applied by such Party, to the extent included in the gross invoiced sales price of the product or otherwise directly paid or incurred by such Party, its Affiliates, licensees or sublicensees acting on its behalf with respect to the sale of such product:

(i)	normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of the product;

(ii)	amounts repaid or credited by reasons of defects, recalls, returns, rebates and allowances of goods or because of retroactive price reductions specifically identifiable to the product;

(iii)	chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale or dispensing of the product;

(iv)
rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, to group purchasing organizations or to trade customers in line with approved contract terms or other normal and customary understandings and arrangements;

(v)	amounts payable resulting from governmental (or agency thereof) mandated rebate programs or chargeback programs;

(vi)	tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income) and charges of Governmental Authorities;

(vii)	cash discounts for timely payment;

(viii)	rebates paid to wholesalers for inventory management programs;

(ix)	amounts repaid or credited or provisions made for uncollectible amounts on previously sold products; and

(x)
required distribution commissions/fees (such as fees related to services provided pursuant to distribution service agreements with major wholesalers) payable to any Third Party providing distribution services to such Party so long as such commissions/fees are consistent with the distribution commissions/fees payable in respect to other branded Rx Products commercialized by ENDO;

all as determined in accordance with such Party’s usual and customary accounting methods, which shall be in accordance with the Accounting Standards. Sales from a Party to its Affiliates, licensees or sublicensees shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are charged to Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.

Further:

(a)
In the case of any sale or other disposal of a product between or among a Party and its Affiliates, licensees and sublicensees, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party;

(b)
In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the product is paid for, if paid for before shipment or invoice; and

(c)
In the case of any sale or other disposal for value, such as barter or counter-trade, of any product, or part thereof, other than in an arm’s-length transaction exclusively for money and excluding any patient assistance programs, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the product in the country of sale or disposal.

1.76
“Non-Primary Detail” shall mean a Detail during which the Licensed Product is the second (2nd) most prominent item presented in the call and comprises, on average, approximately thirty percent (30%) of the time and cost of the call.

1.77	“Notice of Rejection” shall have the meaning set forth in Section 5.8(b).

1.78	“NOVARTIS” shall have the meaning set forth in the introductory paragraph.

1.79	“NOVARTIS AG Know-How” shall mean all Know-How Controlled by NOVARTIS AG or its Affiliates that relates to the Licensed Product or the manufacture, use, Development or Commercialization thereof.

1.80
“NOVARTIS AG Patents” shall mean all Patents Controlled by NOVARTIS AG or its Affiliates which include at least one claim which would be infringed (or, in the case of a patent application, if issued, would be infringed) by the manufacture, use, Development or Commercialization of the Licensed Product.

1.81	“NOVARTIS AG Technology” shall mean NOVARTIS AG Patents and NOVARTIS AG Know-How, except for the NOVARTIS Technology.

1.82	“NOVARTIS Technology” shall mean the Licensed Product NDA and all clinical studies conducted by NOVARTIS in support of the Licensed Product NDA.

1.83	“NOVARTIS Warehouse” shall have the meaning set forth in Section 5.5(b).

1.84	“NSAID” shall mean a non-steroidal anti-inflammatory drug.

1.85
1.85    “OTC Equivalent Product” shall mean any diclofenac topical dispersible product approved by the FDA for sale in the Territory as an OTC Product, whether or not the Launch of such product results in the declassification of the Licensed Product as an Rx Product.

1.86
“OTC Product” shall mean a pharmaceutical product for use in humans that has been approved by the FDA for sale to customers and/or patients in the Territory without a prescription. For the avoidance of doubt, a BTC Product shall constitute an OTC Product.

1.87	“OTC Switch” shall have the meaning set forth in Section 9.1.

1.88
“Out-of-Pocket Costs” shall mean direct expenses paid or payable to Third Parties and specifically identifiable as relating to and incurred to manufacture, Develop or Commercialize the Licensed Product.

1.89	“Party” shall have the meaning set forth in the introductory paragraph.

1.90
“Patents” shall mean (a) patents and patent applications (including provisional applications and applications for certificates of invention); (b) any patents issuing from such patent applications (including certificates of invention); (c) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing; (d) any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (e) term extensions, supplementary protection certificates and the like.

1.91	“PDMA” shall mean the Prescription Drug Marketing Act of 1987, as amended, and the regulations promulgated thereunder.

1.92
“Person” shall mean and include an individual, partnership, joint venture, limited liability company, a corporation, a firm, a trust, an unincorporated organization and a government or other department or agency thereof.

1.93	“Pharmacovigilance Agreement” shall mean the Pharmacovigilance Agreement to be entered into between the Parties within sixty (60) days of the execution and delivery of this Agreement.

1.94
“Phase IV Clinical Study” shall mean any post-marketing Approval clinical study, whether initiated by a Party or at the request of an applicable Governmental Authority, to delineate additional information about a drug’s risks, benefits, and optimal use, including safety surveillance studies, pharmacoeconomic studies, pharmacoepidemiology studies, studies relating to different dosing or schedules of administration, studies of the use of the drug in other patient populations or other stages of the disease, or studies of the use of the drug over a longer period of time.

1.95	“PhRMA Code” shall mean the PhRMA Code on Interacting with Healthcare Professionals, as in effect from time to time. The current PhRMA Code is attached hereto as Schedule 1.95.

1.96	“PPI Adjusted Purchase Price” shall have the meaning set forth in Section 5.9(b)(i).

1.97
“Primary Detail” shall mean a Detail during which the Licensed Product is the most prominent item presented in the call and comprises, on the average, approximately seventy percent (70%) of the time and cost of the call.

1.98
“Producer Price Index Figure” means the producer price index industry data figure for pharmaceutical preparations (PCU 2834) as published by the Bureau of Labor Statistics of the United States Department of Labor (Internet website address: http://www.bls.gov/data/home.htm).

1.99
“Product Brand Equity” shall mean Voltaren® brand essence, brand personality and brand look and feel used in advertising and promotion for the Licensed Product as provided by NOVARTIS to ENDO on March 4, 2008 and as updated by NOVARTIS from time to time.

Anything in this Agreement to the contrary notwithstanding, ENDO shall make changes in the manner it performs its obligations hereunder that are affected by updates in the Product Brand Equity as soon as commercially reasonable.

1.100	“Product Liability Claims” shall have the meaning set forth in Section 15.2.

1.101
“Product Trademark” shall mean the Voltaren® trademark, U.S. Registration No. 960282, the Man and Path design trademark, U.S. Trademark Application No. 77/258978, the JOY OF MOVEMENT TM, U.S. Trademark Application No. 77/053235, and any accompanying logos, trade dress and/or indicia of origin, including applicable branding, color, palette, typeface, tagline and icon.

1.102	“Professionals” shall mean physicians and other health care practitioners who are permitted under the Laws of the United States to prescribe the Licensed Product.

1.103	“Promotional Materials” shall have the meaning set forth in Section 4.6.

1.104	“Recall Expenses” shall have the meaning set forth in Section 5.10(c)(ii).

1.105	“Regulatory Exclusivity Period” shall mean the period of any regulatory exclusivity granted by the FDA with respect to the Licensed Product.

1.106	“Rejected Products” shall have the meaning set forth in Section 5.8(b).

1.107	“Renewal Term” shall have the meaning set forth in Section 17.1(a).

1.108
“Representatives” shall mean, with respect to a Person, the employees, consultants, officers, directors, representatives and permitted sublicensees and subcontractors of such Person, including, in the case of ENDO, all CSOs, MSLs and field-based Managed Market personnel.

1.109	“Required Phase IV Clinical Studies” shall mean Phase IV Clinical Studies required by the FDA to be conducted as a condition to its Approval of the Licensed Product NDA.

1.110	“Rolling Forecast” shall have the meaning set forth in Section 5.3.

1.111
“Rx Product” shall mean a pharmaceutical product for use in humans that has been approved by the FDA for sale to customers and/or patients in the Territory with a prescription written by a Professional.

1.112	“Sales Force” shall mean the Sales Representatives utilized by ENDO (including Sales Representatives of a Contract Sales Organization) to Detail the Licensed Product in accordance with this Agreement.

1.113
“Sales Representative” shall mean an individual, whether employed or engaged by ENDO, its Affiliates or Representatives, including a CSO, who engages in Detailing and other promotional efforts with respect to the Licensed Product and who has been appropriately trained and equipped, in accordance with the terms of Sections 4.3 and 4.5, to make sales calls concerning the Licensed Product and its approved indications in accordance with this Agreement.

1.114	“Senior Officers” shall mean the respective Chief Executive or Operating Officers (or any designee thereof) of Novartis Over-the-Counter business unit and ENDO.

1.115	“Specifications” shall mean the requirements and standards, including packaging requirements, for Licensed Product as set forth on Schedule 5.2, as amended or supplemented from time to time by Law.

1.116
“Target Prescriber” shall mean, with respect to the Licensed Product, one of the specifically identified Professionals within a Sales Representative’s territory to be called upon by the Sales Representative based on ENDO’s proprietary analysis of physician opportunities as set forth in ENDO’s call plan, as described on Schedule 4.4(d).

1.117	“Technology” shall mean Patents and Know-How.

1.118	“Term of this Agreement” shall have the meaning set forth in Section 17.1(b).

1.119	“Territory” shall mean the United States.

1.120	“Third Party” shall mean any Person other than a Party or any Affiliate of a Party.

1.121	“Third Party Dispute Resolution Procedures” shall mean the procedures described in Schedule 7.2(d).

1.122	“United States” or “U.S.” shall mean the United States of America, its territories and possessions, including the Commonwealth of Puerto Rico.

1.123	“Upfront Payment” shall have the meaning set forth in Section 7.1.

1.124	Interpretation.

(a)	When used in this Agreement the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(b)	Any terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

(c)	All references to recitals, Articles, Sections, Exhibits, Schedules and Appendices shall be deemed references to recitals, Articles, Sections, Exhibits, Schedules and Appendices to this Agreement.

(d)
This Agreement shall be deemed drafted jointly by all the parties hereto and shall not be specifically construed against a Party hereto based on any claim that such Party or its counsel drafted this Agreement.

SECTION 2
GRANT

2.1
License. Subject to the terms and conditions of this Agreement, the NOVARTIS Parties hereby grant to ENDO the exclusive right and license to Develop (solely to the extent expressly permitted in Section 8) and Commercialize the Licensed Product as an Rx Product under the NOVARTIS AG Technology and the NOVARTIS Technology and the Product Trademark in the Field in the Territory in accordance with this Agreement. Except as expressly provided in this Agreement (such as ENDO’s right to engage a CSO), the rights and licenses granted to ENDO under this Agreement shall not be sublicensed, assigned or transferred. Nothing in this Agreement shall prevent ENDO from performing any of its obligations through subcontractors, except that ENDO may not subcontract its control over marketing of the Licensed Product. ENDO shall remain responsible for performance of any obligations that it subcontracts.

2.2
Compliance With Law. Each of NOVARTIS and ENDO shall, and shall cause their Affiliates and respective Representatives to, perform their obligations under this Agreement in accordance with applicable Law. No Party or any of its Affiliates shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable Law.

2.3	Reservation of Rights; NOVARTIS Know-How.

(a)
ENDO acknowledges that, notwithstanding any other provision of this Agreement, all rights of NOVARTIS and its Affiliates not specifically granted herein to ENDO are expressly reserved to NOVARTIS or its Affiliates, as applicable. Without limiting the foregoing, in no event is ENDO granted any rights or licenses to or with respect to any generic pharmaceutical product, any OTC Product (subject to Section 9.2) or any other diclofenac topical gel (subject to Section 10.1 with respect to Line Extensions).

(b)
ENDO acknowledges and agrees that, notwithstanding the license grant in Section 2.1, neither NOVARTIS nor any Affiliate thereof shall be under any obligation to disclose to ENDO any NOVARTIS Know-How, including the Licensed Product NDA or any data therein, all of which shall constitute NOVARTIS Confidential Information.

SECTION 3
GOVERNANCE

3.1
Committees/Management. The Parties agree to establish, for the purposes specified herein, a Joint Commercialization Committee and such other Committees as the Parties may from time to time determine to be necessary or desirable. The Parties acknowledge and agree that, notwithstanding any other provision hereof, none of the Committees formed or to be formed under this Agreement shall have the power to amend, modify, waive compliance with or otherwise alter any of the terms or conditions of this Agreement.

3.2	The Joint Commercialization Committee.

(a)
The Joint Commercialization Committee shall be established by the Parties and shall be composed of six (6) members. Promptly, but in no event more than thirty (30) days, after the Execution Date, NOVARTIS shall appoint three (3) representatives and ENDO shall appoint three (3) representatives to the JCC. A Party may change any of its representatives at any time by giving written notice to the other Party. One representative from each Party shall serve as the co-chair of the JCC. The JCC co-chairs shall approve the agenda set for each meeting by the Alliance Managers. In addition, the co-chairs shall appoint a person who shall be responsible for recording, preparing and, within a reasonable time, issuing minutes of each JCC meeting, which meeting minutes shall be submitted for approval by the co-chairs of the JCC.

(b)
The JCC shall meet once each Agreement Quarter, unless otherwise mutually agreed in writing by the Parties. If possible, the meetings shall be held in person or where appropriate, by video or telephone conference. Unless otherwise agreed, face-to-face meetings of the JCC shall be hosted by the Parties on an alternating basis. The Parties shall determine the form of the meeting. All decisions of the JCC shall be made unanimously, with each Party collectively having one (1) vote to be made by their respective appointees regardless of the number of representatives present or voting; provided, that no such vote shall be valid unless each Party is represented by at least one member either by proxy or actual presence at the meeting at which the vote is taken. Voting by proxy is permissible. Subject to appropriate confidentiality undertakings where applicable and approval of the other Party, additional participants may be invited by any member of the JCC to attend meetings where appropriate (e.g., representatives of a CSO or other outside consultants). Such additional participants shall not be deemed, or have any rights or responsibilities of, a member of the JCC.

(c)	Where the JCC is unable to reach unanimity regarding any matter, such dispute shall be resolved in accordance with the provisions of Section 3.5.

3.3
Responsibilities of the JCC. Except as otherwise set forth herein, the JCC shall supervise all Commercialization and Development activities of the Parties with respect to the Licensed Product under this Agreement. The responsibilities of the JCC shall be exercised subject to the other terms of this Agreement and shall include the following:

(a)	reviewing the annual Commercialization Plan submitted to the JCC by ENDO prior to the beginning of each Agreement Year and updates thereof;

(b)	reviewing any Development Plan submitted to the JCC and, in the case of any Development Plan submitted by ENDO, approving such Development Plan;

(c)	monitoring compliance with the Commercialization Plan and, in connection therewith, approving any material change in a Commercialization Plan;

(d)
monitoring compliance with any Development Plan, including reviewing any material change in such Development Plan, and, in the case of any Development Plan submitted by ENDO, approving any such material change;

(e)	monitoring overall performance of the Commercialization activities contemplated by this Agreement;

(f)
approval of all creative concepts and oversight of the development of core advertising strategies and Promotional Materials, subject to legal, medical and regulatory review in accordance with Section 4.6;

(g)	monitoring and ensuring the continuity of quality, function and effectiveness of the Sales Force and compliance with Detailing obligations hereunder;

(h)	reviewing ENDO’s reports of activities under this Agreement and suggesting any changes to reporting procedures;

(i)	reviewing Target Prescribers in accordance with Section 4.4(d);

(j)	conducting sales and operations planning review, during which supply and demand for the Licensed Product and ENDO demand forecasts will be discussed;

(k)	review and approval of any use or presentation of the Product Trademark and Product Brand Equity;

(l)	reviewing quarterly Managed Markets Information Service reports identifying the number of “covered lives”;

(m)
review and approval of scientific articles, reference publications and healthcare economic information if intended for distribution by ENDO from time to time in connection with the Licensed Product; and

(n)	establishing such new Committees as it deems necessary.

3.4
Alliance Manager. Each of NOVARTIS and ENDO shall appoint a senior representative who possesses a general understanding of clinical, regulatory, sales and marketing issues to act as its Alliance Manager (“Alliance Manager”). Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within the Committee. Each Alliance Manager will also be responsible for:

(a)	coordinating the various functional representatives of NOVARTIS or ENDO, as appropriate, in an effort to ensure consistency and efficiency;

(b)	providing single-point communication for seeking consensus both internally within the respective Party’s organization and together regarding key strategy and other material issues;

(c)	assisting in the integration of teams across functional areas;

(d)	planning and coordinating internal and external communications; and

(e)	planning agenda for and scheduling JCC meetings, provided, that the agenda shall include any matter reasonably requested by either Party.
In furtherance of the foregoing, each Alliance Manager shall be required to dedicate such time as may be reasonably necessary to fulfill his or her obligations under this Agreement. The Alliance Manager may, but is not required to be, a member of the JCC.

3.5
Resolution of Disputes. In the event that the JCC is, after a period of twenty (20) days, unable to make a decision due to a lack of required unanimity of the Parties, either Party may submit the matter being considered to the Senior Officers for a joint decision. In such event, the Party submitting the matter to the Senior Officers shall formally request the dispute be resolved by the Senior Officers, specifying the nature of the dispute with sufficient specificity to permit adequate consideration by such Senior Officers. The Senior Officers shall diligently and in good faith, attempt to resolve the referred dispute expeditiously and, in any event, within twenty (20) days of receiving such written notification. In the event the Senior Officers are unable to reach a resolution of any referred dispute within such time period, the Senior Officer of NOVARTIS shall make the final decision (which shall constitute JCC approval) in respect of such dispute to the extent such dispute relates to (i) use or presentation of the Product Trademark or Product Brand Equity; (ii) creative concept decisions, which shall be informed by market research-based rationale and subject to Section 4.6, (iii) Development (subject to Section 8), (iv) manufacturing and supply of the Licensed Product, (v) legal issues relating to the Licensed Product, but not to interpretation or enforcement of this Agreement, or medical or regulatory issues relating to the Licensed Product or (vi) Development and Commercialization of any OTC Equivalent Product. The Senior Officer of ENDO shall make the final decision (which shall constitute JCC approval) in respect of any such dispute to the extent such dispute relates to any matter concerning Commercialization of the Licensed Product and which is not a matter on which NOVARTIS makes the final decision pursuant to the preceding sentence. For the avoidance of doubt, in the event that a disputed matter involves both matters on which NOVARTIS has the final decision and matters on which ENDO has the final decision, and the matters are so intertwined that they cannot be separately resolved, the determination of NOVARTIS will control. Notwithstanding any other provision hereof, any disputes referred to the Senior Officers for resolution pursuant to this Section 3.5 (other than disputes related to compliance with this Agreement or the validity, breach, termination or interpretation of this Agreement) shall not be subject to any dispute resolution mechanism or procedure other than pursuant to this Section 3.5.

SECTION 4
COMMERCIALIZATION

4.1
Commercialization. ENDO shall be solely responsible to Commercialize the Licensed Product under the Product Trademark in the Field in the Territory during the Term of this Agreement. All Commercialization activities shall be conducted in accordance with the terms of this Agreement and the then-applicable Commercialization Plan. Subject to the preceding sentence, ENDO shall use commercially reasonable efforts to Commercialize the Licensed Product in the Territory. ENDO shall be solely responsible for all Commercialization Expenses.

4.2
Commercialization Plans. The Commercialization Plan for Agreement Year 1 shall be attached hereto as Schedule 4.2 within four (4) weeks after the Execution Date. Subject to the terms of Section 3, ENDO shall annually develop the Commercialization Plan for each subsequent Agreement Year and shall submit it to the JCC for review at least ninety (90) days prior to the beginning of the applicable Agreement Year. Each Commercialization Plan shall incorporate a budget for Commercialization Expenses and will set forth the plan for the Commercialization of the Licensed Product in accordance with this Agreement for the applicable Agreement Year, including: (a) strategies for Detailing and otherwise Commercializing the Licensed Product; (b) anticipated marketing, sales and promotion efforts by ENDO (including number of Details and sampling activities); (c) market and sales and Licensed Product demand forecasts providing projected sales by month; (d) advertising, public relations and other promotional programs, including professional symposia and sampling, to be used in Commercialization; (e) Managed Markets strategies and (f) the call plan strategy. Each Commercialization Plan and performance by ENDO against the Commercialization Plan shall be reviewed by the JCC annually and any significant updates to the Commercialization Plan shall be reviewed by the JCC from time to time as necessary, but no less frequently than quarterly.

4.3	Field Force

(a)
Field Force Activities. In Commercializing the Licensed Product under this Agreement, ENDO shall provide a Field Force of Sales Representatives to Detail the Licensed Product, and such internal administrative and logistical support of such Sales Representatives as is usual and customary in the pharmaceutical industry in the Territory. Such Sales Representative support shall include:

(i)	training, maintaining and managing Sales Representatives to Detail health care Professionals and potential purchasers, including Target Prescribers;

(ii)	distributing samples and literature through ENDO’s Sales Representatives or other customary methods;

(iii)	disseminating Professionals’ educational materials;

(iv)	subject to Section 6, responding to inquiries regarding the Licensed Product (other than consumer and medical inquiries);

(v)	providing adequate administrative support services (such as an electronic territory management system); and

(vi)	setting, monitoring and executing Sales Representative incentives related to the Commercialization of the Licensed Product.

(b)	Contract Sales Organization.

(i)
Engagement of CSO. ENDO shall be entitled to discharge any of its Detailing requirements under this Agreement by engaging the services of a Contract Sales Organization. ENDO shall notify NOVARTIS within a reasonable period of time prior to engaging a CSO in order to enable NOVARTIS to consider and provide ENDO with its opinion regarding the proposed engagement of such CSO. ENDO will consider NOVARTIS’ opinion on such CSO in good faith. If ENDO retains a Contract Sales Organization, such retention shall be pursuant to a written agreement that provides, among other things, that (A) the Contract Sales Organization agrees to comply with the terms and conditions of this Agreement, including all compliance, confidentiality, record keeping, reporting and auditing provisions hereof, (B) the Contract Sales Organization shall not be entitled to assign or subcontract any of its obligations thereunder, and (C) such agreement shall be assignable by ENDO pursuant to Section 17.5(c) (and shall be assigned to NOVARTIS at NOVARTIS’ written request, without further consent or approval of ENDO, pursuant to Section 17.5(c)). Other than with respect to any period after ENDO’s agreement with the Contract Sales Organization is assigned pursuant to Section 17.5(c), ENDO will be responsible for the Contract Sales Organization’s compliance with this Agreement, including the training and monitoring thereof.

(ii)
CSO Competitive Activities. In the event ENDO engages the services of a Contract Sales Organization in accordance with the foregoing, the Field Force of CSO sales representatives so engaged shall not include any individual who also engages in the detailing or promotion of any topical pain product, other than Lidoderm® and any topical NSAID product set forth on Schedule 4.3(b)(ii).

(c)	Compliance with Laws.

(i)
Without limiting its other obligations hereunder, ENDO covenants and agrees to ensure that (A) no Sales Representative utilized by ENDO hereunder shall have been (1) convicted of an offense related to any federal or state health care program; (2) excluded or otherwise rendered ineligible for Federal or State health care program participation or (3) debarred under Subsection (a)

or (b) of Section 306 of the Act, and (B) no person on any FDA Clinical Investigator enforcement lists will participate in the Commercialization of the Licensed Product by or on behalf of ENDO, including the following: (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List. ENDO further covenants that, if at any time it becomes aware that any Sales Representative who participated or is participating in the Commercialization of the Licensed Product is on, or is being added to the FDA Debarment List or any FDA Clinical Investigator Enforcement Lists, ENDO will provide notice of this to NOVARTIS within forty-eight (48) hours of its becoming aware of this fact and shall, subject to applicable Law, immediately terminate such person from conducting any activity under this Agreement.

(ii)
In connection with any activity under this Agreement, ENDO and all Sales Representatives shall comply in all material respects with the Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, April 2003, PDMA, state Laws and regulations governing the storage and distribution of pharmaceutical samples and aggregate spending on physician gifts, entertainment and expenses, the PhRMA Code, Sec. 1128B(b) of the Social Security Act, the AMA Guidelines on Gifts to Physicians from Industry, the Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, HIPAA and all other applicable Laws.

(d)	Field Force Expenses. ENDO shall be solely responsible for all Field Force Expenses.

4.4	Detailing.

(a)
Detailing. Without limitation as to the types of promotional efforts ENDO may undertake, ENDO Sales Representatives shall each conduct face-to-face one-on-one discussions with Professionals, during which a promotional message involving the Licensed Product is given, for the purpose of promoting the Licensed Product to such Professionals in accordance with this Agreement (each such discussion being a “Detail” and the holding of such meetings being “Detailing”). For the avoidance of doubt, (i) a reminder presentation or a sample drop shall not constitute a Detail, a Primary Detail or a Non-Primary Detail; and (ii) presentations to groups, medical conventions or institutions shall not constitute a Detail, a Primary Detail or a Non-Primary Detail.

(b)
Minimum Detailing Requirements. With respect to each Agreement Year, ENDO shall, at a minimum, perform the number of Details and the number of Primary Details within such number of Details, as set forth below:

Agreement Year	Details	Portion of Details Required to be Primary Details
Year 1	650,000	650,000
Year 2	650,000	520,000
Year 3	650,000	520,000
Year 4	650,000	455,000
Year 5	650,000	455,000
Each Renewal Term	650,000	325,000

In order to count against the minimum Details above, a Detail must be either a Primary Detail or a Non-Primary Detail. The Detail and Primary Detail requirements for Agreement Year 1 shall be from the time of Launch through the end of such Agreement Year. The Detail and Primary Detail requirements in respect of each Agreement Semester shall be determined by the JCC and set forth in the applicable Commercialization Plan, subject to the Agreement Year requirements set forth above. Any changes to the number of Details and Primary Details set forth in this Section 4.4(b) shall be subject to prior written approval by NOVARTIS.

(c)	Detailing Shortfalls.

(i)
ENDO shall make up any shortfall in the minimum Detail requirements set forth in Section 4.4(b) in an Agreement Semester during the first Agreement Quarter of the next succeeding Agreement Semester. If ENDO adequately corrects any shortfall during such Agreement Quarter, ENDO’s Detailing obligation for the preceding Agreement Semester shall be deemed fully satisfied without further penalty or obligation. In the event that ENDO fails to perform 85% of the minimum number of total Details or Primary Details to Target Prescribers for any Agreement Semester, ENDO shall be obligated to pay to NOVARTIS a fee of $20 for each missed Detail below the 85% threshold at the end of the applicable Agreement Year within thirty (30) days of written notice by NOVARTIS to ENDO.

(ii)
In the event that ENDO fails to meet the required minimum Details to Target Prescribers for any Agreement Semester and adequately corrects such shortfall in accordance with Section 4.4(c)(i), the amount of any Minimum Details Shortfall Fee paid for such previous Agreement Semester shall be reimbursed to ENDO as a credit against royalties.

(iii)	For the avoidance of doubt, for the purpose of calculating any Detailing Shortfalls in accordance with this Section 4.4(c), a missed Detail shall not be counted more than once.

(d)
Identification of Target Prescribers. A description of Target Prescribers in the Territory to be Detailed during Agreement Year 1 of the Term of this Agreement, broken down by prescription decile, is attached hereto as Schedule 4.4(d). For each subsequent Agreement Year, a description of Target Prescribers in the Territory to be Detailed during such subsequent Agreement Year, broken down by prescription decile, shall be submitted by ENDO to the JCC for review as part of the Commercialization Plan. For the avoidance of doubt, at least 70% of Target Prescribers during Agreement Year 1 will be on the list of prescribers provided by NOVARTIS to ENDO prior to the Execution Date.

(e)
Record Keeping. ENDO shall retain records of its Detailing of the Licensed Product in the Territory as necessary to comply with applicable Law and its reporting obligations pursuant to Section 4.15 below and in order to permit audits pursuant to Section 12.2.

(f)
In the Field. ENDO’s Field Force shall be trained and shall commence Detailing on the later of (i) nine (9) weeks of the Effective Date of this Agreement; or (ii) six (6) weeks from ENDO’s receipt of at least ninety percent (90%) of the supplies of the Licensed Product and samples suitable for Launch as ordered by ENDO in accordance with Section 5 in order to support Launch of the Licensed Product.

4.5	Training.

(a)
ENDO will be solely responsible for training its Sales Representatives in the Detailing and promotion of the Licensed Product, at its expense (including the cost of training materials). Launch materials for training Sales Representatives will be those developed by NOVARTIS and provided to ENDO at no additional cost to ENDO, and thereafter all training materials will be developed by ENDO and approved by the respective Parties.

(b)
As part of their overall training program, ENDO Sales Representatives shall complete and comply with the Adverse Event reporting instructions provided by ENDO, a copy of which shall be provided to NOVARTIS. Sales Representatives shall be trained by ENDO in connection with compliance with applicable Law, including the requirements of Section 4.3(c)(ii), prior to engaging in promotion of the Licensed Product.

4.6
Promotional Materials. ENDO shall be responsible for developing and disseminating all promotional, advertising, communication and educational materials relating to the Commercialization of the Licensed Product hereunder, other than Launch materials developed by NOVARTIS which shall be provided in electronic format by NOVARTIS, at no additional cost to ENDO, by the Effective Date (collectively, “Promotional Materials”). All Promotional Materials shall comply with applicable Law and must comply with the Product Trademark, Product Brand Equity and NOVARTIS’ Voltaren® gel style and branding guidelines that were sent to ENDO by NOVARTIS on March 4, 2008. As between NOVARTIS and ENDO, NOVARTIS shall own all right, title, and interest in and to any such Promotional Materials, including applicable copyrights and trademarks. NOVARTIS shall have the right to review all Promotional Materials. ENDO shall consider all comments of NOVARTIS in good faith and NOVARTIS shall have final approval rights with respect to matters involving Product Trademark or Product Brand Equity. However, creative concepts that are used in the advertising and promotion for the Licensed Product shall require approval of both Parties, and in the event both Parties do not agree, the concept that tests higher in Third Party concept-testing shall be the concept that is adopted; provided, that both Parties have jointly developed the concepts to be tested and have approved the action standards, such approval not to be unreasonably withheld or delayed. For the avoidance of doubt, NOVARTIS shall not be responsible for any Out-of-Pocket Costs incurred with respect to jointly developed creative concepts so long as any such costs incurred by or on behalf of NOVARTIS have been reviewed and approved by ENDO before they are incurred. Further, no Promotional Materials to be submitted to DDMAC under the Licensed Product NDA shall be used if NOVARTIS reasonably objects based on legal, medical or regulatory grounds. NOVARTIS shall review and submit comments to Promotional Materials promptly. Subject to the next sentence, if ENDO has not received comments within five (5) Business Days for Promotional Materials which, in the aggregate including all pieces under review at the same time, are under ten (10) pages in length or within ten (10) Business Days for longer Promotional Materials, such Promotional Materials will be deemed to have been approved by NOVARTIS. All Promotional Materials shall be provided to NOVARTIS sufficiently in advance of first use so as to enable it to file such materials with DDMAC and otherwise comply with its reporting obligations.

4.7
Licensed Product Claims. ENDO shall not (and shall cause its Affiliates and Representatives, including Sales Representatives, not to) make any medical or promotional claim for the Licensed Product beyond the scope of the relevant Approval(s) then in effect in the Territory for the Licensed Product. ENDO may distribute information concerning the Licensed Product or its use, including scientific articles, reference publications and healthcare economic information, in accordance with applicable Laws, including section 401 of the FDA Modernization Act of 1997, and subject to regulatory review and approval of the JCC.

4.8
Sample Accountability Policies and Procedures. During the Term of this Agreement, all of ENDO’s Sales Representatives shall comply with the Sample Accountability Policies and Procedures of ENDO, as updated by ENDO from time to time. ENDO shall provide to NOVARTIS copies of all such policies and procedures in effect as of the Execution Date, and any modifications thereto shall be delivered to NOVARTIS promptly. The ENDO Sample Accountability Policies and Procedures, as in effect on the Execution Date, were sent by ENDO to NOVARTIS on March 4, 2008.

4.9
A&P Expenses. With respect to each Agreement Year during the Term of this Agreement, ENDO shall expend a minimum amount of annual A&P Expenses on the Commercialization of the Licensed Product in the Territory as set forth below:

Minimum A&P Expenses Requirements

Agreement Year 1	Agreement Year 2	Agreement Year 3	Agreement Year 4	Agreement Year 5 and Renewal Terms
$15,000,000	$20,000,000	15% of prior Agreement Year’s Net Sales but not to exceed $30,000,000	13% of prior Agreement Year’s Net Sales but not to exceed $30,000,000	6% of prior Agreement Year’s Net Sales but not to exceed $30,000,000

In the event that ENDO does not meet at least ninety percent (90%) of its annual minimum expenditures of A&P Expenses in Agreement Years 1 though 3 and eighty percent (80%) in each Agreement Year thereafter during the Term, ENDO shall expend the amount of such shortfall on A&P Expenses in the first two Agreement Quarters of the subsequent Agreement Year. If ENDO is able to satisfy the shortfall in the first two Agreement Quarters of the subsequent Agreement Year, it shall be deemed to have satisfied its A&P Expense obligation for the previous Agreement Year and shall not be subject to any further penalties or obligations with respect thereto. In the event that ENDO does not meet at least the applicable percentage (as set forth above) of its annual minimum expenditures of A&P Expenses in two (2) consecutive Agreement Years (including the cure periods associated with such years), each royalty rate tier set forth in Section 7.2(a) for the two (2) subsequent Agreement Years, including any Renewal Terms, shall be increased by five percent (5%); provided, however, that if any such subsequent Agreement Year is beyond the then-applicable Term of this Agreement, ENDO shall pay NOVARTIS, as its sole and exclusive remedy, in respect to such subsequent Agreement Year that is beyond the then-applicable Term of this Agreement, an amount equal to five percent (5%) of the Net Sales of the Licensed Product during the last Agreement Year during the Term.

4.10
Limitations to Minimum Detail and A&P Expense Requirements. ENDO’s obligations to perform the minimum Details set forth in Section 4.4(b) and to meet the annual minimum A&P Expenses set forth in Section 4.9 are subject to adjustment as follows:

(i)
in the event of a Failure of Supply, ENDO shall not be obligated to perform the minimum number of Details or to meet the minimum A&P Expenses for the period of time of the Failure of Supply, with the annual minimum Detail and A&P Expenses applicable to the Agreement Year in which the Failure of Supply occurs being reduced by 2/365 for each day of the Failure of Supply. However, if the Failure of Supply continues for a period in excess of forty five (45) days, ENDO and NOVARTIS shall meet as promptly as possible and attempt, in good faith, to agree on additional reductions to ENDO’s future obligations with respect to the minimum number of Details and minimum A&P Expenses. In the event the Parties are unable to agree, the matter shall be resolved in accordance with the Third Party Dispute Resolution Procedures set forth on Schedule 7.2(d);

(ii)
in the event of the Launch in the Territory of any Generic Diclofenac Product by any Person or OTC Equivalent Product by NOVARTIS or any of its Affiliates, ENDO shall no longer be obligated to perform the minimum number of Details or to meet the minimum A&P Expenses for the remainder of the Term of this Agreement effective as of the date of such Launch, with the amount of minimum Details and A&P Expenses applicable to the portion of the Agreement Year in which such event occurs preceding such event being reduced on a pro rated basis (based on the number of days preceding such event out of a 365 day year);

(iii)	in the event of the Launch in the Territory of any OTC Equivalent Product by any Third Party, and
(I) during the first six calendar months following such Launch (the “OTC Launch Six Month Reference Period”), Net Sales of the Licensed Product have declined, as compared to Net Sales during the six calendar months immediately preceding such Launch, (x) by five percent (5%) or more and less than twenty five percent (25%), ENDO’s minimum Detailing requirements and minimum A&P Expense requirements shall thereafter be permanently reduced (subject to further reduction under clause (II) below) by fifty percent (50%), or (y) by twenty five percent (25%) or more, ENDO shall no longer be obligated to perform the minimum number of Details or to meet the minimum A&P Expenses for the remainder of the Term of this Agreement, in either case, effective as of the end of such OTC Launch Six Month Reference Period; or
(II) at the expiration of either of the first two three-calendar month periods (each, an “OTC Launch Three Month Reference Period”) after the OTC Launch Six Month Reference Period, Net Sales for such OTC Launch Three Month Reference Period have declined, as compared to Net Sales during the three-calendar month period before such Launch, by twenty five percent (25%) or more, or at the last day of such OTC Launch Three Month Reference Period, the number of “covered lives” eligible for third party reimbursement in respect to purchases of Licensed Product as referenced by the Managed Markets Information Service in its most recent report have declined by twenty five percent (25%) or more as compared to the number of “covered lives” immediately prior to such Launch, ENDO shall no longer be obligated to perform the minimum number of Details or to meet the minimum A&P Expenses for the remainder of the Term of this Agreement effective as of the end of the applicable OTC Launch Three Month Reference Period; and

(iv)
in the event that the trailing twelve (12) month Net Sales as of the last day of any month in calendar year 2010 or any subsequent calendar year are below eighty million dollars ($80,000,000) and ENDO has met all prior minimum Detailing requirements, prior minimum A&P Expense requirements, and prior Guaranteed Minimum Royalty requirements (pursuant to Section 7), the minimum Detailing requirements, minimum A&P

Expense requirements and Guaranteed Minimum Royalty requirements for the applicable Agreement Year immediately following such year shall be reduced by the percentage equal to (x) one hundred million dollars ($100,000,000) less actual Net Sales divided by (y) one hundred million dollars ($100,000,000); provided, however, that in no event shall the minimum Detailing requirements, the minimum A&P Expense requirements or the Guaranteed Minimum Royalty requirements be reduced by more than fifty percent (50%) insofar as such reduction relates to this Section 4.10(iv).
Except as expressly set forth in this Agreement, minimum Details and A&P Expenses shall not be reduced or limited for any reason.

4.11
Direct to Consumer Advertising. During the Term of this Agreement, ENDO shall determine whether or not to develop direct to consumer advertising (“DTC”) plans and the execution thereof. ENDO shall coordinate with NOVARTIS regarding DTC advertising strategies and plans, but final decision making authority and the cost and expense associated with such DTC advertising shall be borne by ENDO. For the avoidance of doubt, all Promotional Materials and use of Product Trademark and Product Brand Equity in connection with any DTC advertising shall be subject to approval by NOVARTIS.

4.12
Medical Science Liaisons. ENDO shall provide and direct all activities of MSLs for the Licensed Product and shall bear all costs related to MSLs. All activities under this Section 4.12 shall comply with the NOVARTIS MSL Guidance Document attached as Schedule 4.12.

4.13	Managed Markets Field Activities; Costs. ENDO shall be solely responsible for all Managed Markets field activities for the Licensed Product in the Territory, at its sole cost and expense.

4.14
Call Centers. NOVARTIS or an Affiliate thereof shall implement a call center for providing medical information services to hospitals, physicians, health care providers and patients. NOVARTIS shall bear all costs related to the call center, subject to reimbursement in accordance with Section 6.6.

4.15
Commercialization Report. Within forty five (45) days following the end of each Agreement Quarter during the Term of this Agreement, ENDO shall provide to NOVARTIS and the JCC a report (each, a “Commercialization Report”) summarizing in reasonable detail the material activities undertaken by ENDO in connection with the then-applicable Commercialization Plan, including the following on a quarterly and Agreement Year-to-date basis: (i) total number of Details, providing separate numbers for Primary Details and total Details; (ii) total number of Details to Target Prescribers, providing separate numbers for Primary Details and total Details; (iii) national level data for total prescriptions (TRx) and new prescriptions (NRx) within market definition for the Licensed Product; (iv) physician level data by specialty; (v) share of Voice data at least quarterly; (vi) planned track data and/or Managed Market data at least quarterly; (vii) number of field based programs executed, any planned or executed medical education activities and communication plans (including press releases) and (viii) A&P Expenses incurred. Notwithstanding the foregoing, during calendar year 2008, ENDO shall provide to NOVARTIS on a monthly basis such information with respect to its Commercialization activities under this Agreement as ENDO provides to its management in the ordinary course of its business, an example of which is attached hereto as Schedule 4.15. Furthermore, for six (6) months immediately following Launch by ENDO or any Affiliate thereof of a Competing Topical NSAID, ENDO will make available to NOVARTIS on a monthly basis any management report with respect to such Launch as ENDO typically generates with respect to such activities. Notwithstanding the foregoing, nothing in this Section 4.15 shall obligate ENDO to provide any information to NOVARTIS that it does not provide to its own management in the ordinary course of ENDO’s business. All information included in such reports provided by ENDO pursuant to this Section 4.15 shall constitute ENDO Confidential Information.

4.16	Pricing; Booking of Sales; Distribution; Diversion.

(a)	ENDO shall have the sole right and responsibility to determine pricing for Licensed Product sold in the Territory.

(b)
ENDO shall have the sole right and responsibility to record, fill orders and perform related services (such as all aspects of order processing, invoicing and collection) for all sales of the Licensed Product in the Territory. Notwithstanding any other provision of this Agreement to the contrary, ENDO hereby agrees that it shall not include or bundle Licensed Product as part of a multiple product offering with any other products or services, except with the prior written consent of NOVARTIS.

(c)	ENDO shall have the sole right and responsibility to warehouse and distribute the Licensed Product.

(d)
ENDO is prohibited from selling any topical gel product containing one percent (1%) diclofenac outside of the Territory and NOVARTIS is prohibited from selling any topical gel product containing one percent (1%) diclofenac (other than a Line Extension, subject to Section 10.1, or any OTC Equivalent Product, subject to Section 9.1) inside of the Territory. ENDO shall use commercially reasonable efforts to ensure that the Licensed Product is not sold to known diverters and NOVARTIS shall use commercially reasonable efforts to ensure that any Rx topical gel product containing one percent (1%) diclofenac (other than a Line Extension, subject to Section 10.1, or any OTC Equivalent Product, subject to Section 9.1) is not sold to known diverters. In furtherance of the foregoing, ENDO agrees to use procedures to prevent diversion of the Licensed Product, and NOVARTIS agrees to use procedures to prevent diversion of any NOVARTIS topical gel product containing one percent (1%) diclofenac (other than a Line Extension, subject to Section 10.1, or any OTC Equivalent Product, subject to Section 9.1), in each case which are no less stringent than procedures generally used on their respective other products.

SECTION 5
MANUFACTURE AND SUPPLY

5.1
Engagement. During the Term and subject to the terms and conditions set forth herein, ENDO hereby agrees to purchase all of its requirements for Licensed Product from NOVARTIS, and NOVARTIS agrees to manufacture, supply and sell to ENDO, all of ENDO’s orders for Licensed Product which ENDO submits to NOVARTIS from time to time and which NOVARTIS accepts in accordance with Section 5.4.

5.2
Warranty. All Licensed Product supplied by NOVARTIS to ENDO hereunder shall, at the time it is delivered to the carrier by NOVARTIS at the NOVARTIS Warehouse (as defined in Section 5.5(b) below), (a) comply with the Specifications, (b) be consistent, as applicable, with the Licensed Product NDA, and (c) have been manufactured in a facility and in a manner compliant with GMP Requirements and all applicable Laws.

5.3
Forecasts; Maximum and Minimum Purchases. In order to assist NOVARTIS in the planning of production runs for Licensed Product, ENDO will, at least thirty (30) days in advance of the commencement of each calendar month during each Agreement Year, provide NOVARTIS with a twelve (12) month (or such number of months remaining in the Term) rolling production forecast (the “Rolling Forecast”) of the quantities of Licensed Product that ENDO estimates it will order during such period. The Rolling Forecast shall be updated by ENDO monthly by the tenth (10th) Business Day of the first month covered by the Rolling Forecast. The current month and the subsequent four (4) months (or such lesser number of months remaining in the Term) of each such Rolling Forecast, as so updated, for Licensed Product will be binding (the “Binding Forecast”) on ENDO and NOVARTIS. ENDO shall purchase or pay for, in each case, in accordance with this Agreement, all Licensed Product covered by each Binding Forecast. The forecast for any month included within the Binding Forecast may not be changed in any subsequent forecast without prior NOVARTIS approval. ENDO will forecast Licensed Product by number of lots. Each forecast will be made by ENDO in good faith, taking into account reasonable projections of requirements for Licensed Product. Notwithstanding the foregoing, for each Binding Forecast, the aggregate forecasted quantities of Licensed Product will not be more than the greater of (A) ten percent (10%) or (B) one (1) lot, over or under the forecasted amounts, as set forth in the immediately preceding Binding Forecast delivered hereunder.

5.4	Orders.

(a)
ENDO will place orders by way of written purchase orders for Licensed Product at least twelve (12) weeks in advance of ENDO’s requested dates for delivery at the Delivery Location, with the exception of the initial new production order which will require twenty (20) weeks due to the need to acquire packaging components and active pharmaceutical ingredients. Each purchase order will specifically refer to this Agreement and will specify the amount of Licensed Product ordered, the requested delivery date (subject to the immediately preceding sentence), the transportation method and carrier and any special instructions requested. The minimum size of any order of Licensed Product placed by ENDO will be one (1) lot and orders for Licensed

Product will be in full lot increments and will specify presentation. In addition, with respect to a given month, ENDO shall not, without NOVARTIS’ approval, submit purchase orders for Licensed Product that aggregate more than one (1) lot over the forecasted amounts for such month contained in the most recent Binding Forecast delivered hereunder, and, in any event, shall not submit orders for Licensed Product that exceed NOVARTIS maximum supply capacity unless prior written approval is received from NOVARTIS. NOVARTIS’ maximum supply capacity for calendar year 2008 is set forth on Schedule 5.4(a). NOVARTIS shall provide an updated maximum supply capacity chart to ENDO at the beginning of each subsequent calendar year throughout the Term of the Agreement. ENDO shall not submit any purchase orders with respect to any month beyond the Term.

(b)
The purchase orders will be delivered to such location as NOVARTIS designates in writing to ENDO from time to time. Each purchase order will be deemed received on the date that NOVARTIS actually receives the relevant purchase order.

(c)
NOVARTIS will accept all purchase orders that comply with this Section 5 and the applicable Binding Forecast. NOVARTIS may reject any purchase order that does not comply with this Section 5.4 and the applicable Binding Forecast. Purchase orders will be accepted via formal written acknowledgement by NOVARTIS to ENDO. Acknowledgment will be sent to ENDO within ten (10) Business Days from NOVARTIS’ receipt of the purchase order, if NOVARTIS accepts the purchase order. If acknowledgment accepting the purchase order is not received by ENDO, NOVARTIS and ENDO will cooperate in good faith to resolve promptly the issues that give rise to the basis for NOVARTIS’ rejection thereof. Any purchase order accepted by NOVARTIS in accordance with the foregoing shall constitute a “Firm Order.”

(d)
NOVARTIS will supply Licensed Product pursuant to each Firm Order accepted in a timely manner, subject to Sections 5.5(a) and 5.7; provided, that each Firm Order will be deemed to have been fully satisfied, as to quantity, if the quantity of Licensed Product actually delivered to ENDO is equal to or greater than ninety percent (90%) of the quantity of Licensed Product set forth in the relevant Firm Order; provided, further that NOVARTIS will use commercially reasonable efforts to supply one hundred percent (100%) of the quantity of Licensed Product ordered.

(e)
Immediately upon execution of this Agreement, ENDO will submit a purchase order, in the manner set forth in this Section 5.4, for all current and planned for in production inventory of 20 gram samples and 100 gram finished stock and packaging components purchased to support Launch quantities as outlined in Schedule 5.4(e). Such Purchase Order shall constitute a Firm Order hereunder.

(f)
Except for initial inventory ordered pursuant to Section 5.4(e), ENDO shall not be required to take receipt at NOVARTIS’ Warehouse of a lot of Licensed Product with less than eighteen (18) months of expiry or eighty percent (80%) of the original shelf life (rounded up to the nearest whole month), whichever is greater; provided that

ENDO and NOVARTIS may nonetheless negotiate in good faith for ENDO to purchase any such lot.

5.5	Delivery.

(a)
NOVARTIS will supply Licensed Product to ENDO pursuant to Firm Orders placed by ENDO and accepted by NOVARTIS, in each case, in accordance with the terms of this Agreement. Delivery dates as set forth in any Firm Order will be deemed to be estimated only until NOVARTIS confirms acceptance of the order in writing in accordance with Section 5.4(c). NOVARTIS shall deliver with each such shipment a Certificate of Analysis in the form attached hereto as Schedule 5.5(a), signed by an authorized employee of NOVARTIS stating that the relevant shipment of Licensed Product meets the Specifications and other customary documentation, including a bill of lading and packing list.

(b)	The terms of delivery for the Licensed Product shall be FCA Origin NOVARTIS’ Wehr, Germany manufacturing or warehousing facility (the “NOVARTIS Warehouse”).

(c)
ENDO will reimburse NOVARTIS for all related freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Licensed Product purchased by ENDO, as well as costs of transportation and loss of Licensed Product due to damage or destruction occurring at any time after the Licensed Product has been delivered to the common carrier mutually selected by the Parties at the NOVARTIS Warehouse. NOVARTIS will provide ENDO with an itemized list of charges. Upon receipt of the Licensed Product from NOVARTIS, the designated common carrier, as licensee of ENDO with respect to delivery of the Licensed Product from the NOVARTIS Warehouse to ENDO’s designated distribution center in Memphis, Tennessee or other location designated by ENDO (the “Delivery Location”), shall conduct a visual inspection for any external physical damage to the goods delivered by NOVARTIS before transport to the Delivery Location. Title to and risk of loss of or damage to Licensed Product shall remain with NOVARTIS and pass to ENDO only upon delivery to the common carrier at the NOVARTIS Warehouse. All shipments shall be accompanied by appropriate transportation and other agreed upon documentation.

(d)
All units of Licensed Product supplied to ENDO hereunder shall be properly prepared for safe and lawful shipment and shall be supplied in finished for sale form, which are sealed in sales unit packages and contained in outer shipping containers ready for sale. Any change in packaging for Licensed Product may be requested by ENDO, and NOVARTIS shall use its commercially reasonable efforts to accommodate the request, provided, that (i) any proposed packaging change shall comply with Applicable Law and NOVARTIS standard operating procedures, as in effect and disclosed to ENDO from time to time, (ii) all Licensed Product packaged in existing packaging material is first purchased by ENDO prior to implementing any packaging change, and (iii) ENDO shall fully reimburse NOVARTIS for all direct and indirect costs (including materials and labor) of implementing the packaging change, including the cost of obsolescence of existing stocks and raw materials, equipment and increased production costs going forward (within a budget that ENDO has previously reviewed and approved). Any change in packaging may be requested by NOVARTIS (including changes requested by appropriate personnel in the NOVARTIS Warehouse), subject to the approval of ENDO, such approval not to be unreasonably withheld or delayed and the cost of which will be borne by NOVARTIS. Until new trade dress for the Licensed Product has been approved and can be reasonably implemented (as mutually agreed by the Parties pursuant to an implementation plan), ENDO will accept all of NOVARTIS’ inventory on hand and supply in production in their current trade dress.

5.6
Raw Materials. NOVARTIS will be entitled to order sufficient quantities of long lead time components, including raw materials, to meet ENDO’s Binding Forecasts. NOVARTIS will use commercially reasonable efforts to order and obtain such long lead time components (raw materials) to enable it to manufacture and supply Licensed Product to ENDO pursuant to this Agreement. Any obsolescence costs and disposal fees occurring as the result of any forecast, labeling or packaging changes will be the responsibility of ENDO, except as provided in Section 5.5(d).

5.7
Standard of Performance. Notwithstanding anything to the contrary contained in this Agreement, NOVARTIS’ obligation to supply Licensed Product in response to a Firm Order will be to use the same diligence in its efforts to manufacture and supply such Licensed Product to ENDO pursuant to this Agreement that NOVARTIS uses to manufacture and supply like product for itself and its Affiliates.

5.8	Quality Assurance.

(a)
Non-Conforming Licensed Product. NOVARTIS will, at its expense, arrange for all Licensed Product which does not comply with the warranties in Section 5.2 (the “Licensed Product Warranties”) to be destroyed in accordance with applicable Laws and NOVARTIS policy. Notwithstanding any other provisions of this Agreement, ENDO agrees, if so requested by NOVARTIS in writing, to return to NOVARTIS, at NOVARTIS’ expense, any such Licensed Product.

(b)
Rejection of Delivered Licensed Product. Within twenty (20) days following delivery of Licensed Product to the Delivery Location in accordance with Section 5.5(c) above, ENDO may perform or cause to be performed such samplings and tests using validated and compendial test methods described in the Licensed Product NDA to determine whether Licensed Product meets the Specifications and the Licensed Product Warranties. Licensed Product may be rejected solely for failure to meet the Specifications and Licensed Product Warranties, and/or for failure to meet the requirements set forth in Section 5.4(f), in each case, at the time of delivery to the common carrier at the NOVARTIS Warehouse. Any Licensed Product not rejected by ENDO within such twenty (20) day period or, in the case of latent defects in the Licensed Product, within thirty (30) days from the date that ENDO actually discovers defects in the Licensed Product, will be deemed accepted by ENDO; provided that such time period shall be extended in the event ENDO had not timely received all necessary documentation related to the shipment of such Licensed Product and notifies NOVARTIS. If ENDO wishes to reject Licensed Product (the “Rejected Products”), ENDO will (i) within such twenty (20) day period, notify NOVARTIS of its rejection of the Licensed Product and the reason therefor or (ii) within thirty (30) days from the date that ENDO actually discovers defects (in the case of latent defects) in the Licensed Product, notify NOVARTIS of its rejection of the Licensed Product and the reason therefor (each notice referred to in clause (i) and (ii), a “Notice of Rejection”). In the event that ENDO rejects delivery of Licensed Product, NOVARTIS shall have thirty (30) days following receipt of a Notice of Rejection to confirm or object to such Notice of Rejection. In the event that NOVARTIS confirms (or is deemed to have confirmed) a Notice of Rejection, as ENDO’s sole and exclusive remedy for such non-conforming product, NOVARTIS will either replace the Rejected Products or pay over to ENDO the replacement cost of the Rejected Products (assuming that such Rejected Products had been fully conforming).

(c)
Disputed Products. If NOVARTIS timely objects to a Notice of Rejection, an independent laboratory which is acceptable to both Parties will test the Rejected Products in dispute (the “Disputed Product”) using the validated and compendial test methods set forth in the Licensed Product NDA and any other applicable GMP test method used by NOVARTIS at the time the Disputed Product was manufactured, all of which test methods will be validated. If such laboratory finds that the Disputed Product meets the Specifications, ENDO will pay the fees of such laboratory related to such testing and validation of testing and will promptly pay for the Disputed Product and reimburse all amounts paid by NOVARTIS to ENDO with respect to such Disputed Product pursuant to Section 5.8(b). If such laboratory finds that the Disputed Product fails to meet the Specifications, NOVARTIS will pay the fees of such laboratory related to such testing and validation of testing and will promptly provide a refund or replace the Disputed Product in each case in accordance with Section 5.8(b) above. Both Parties agree to accept and be bound by the findings of such independent laboratory.

5.9	Pricing and Payments.

(a)	Prices. The prices payable by ENDO for Licensed Product purchased hereunder are set forth below and will be subject to adjustment as provided in Section 5.9(b):

Size	Price Per Tube
100 grams	$4.00
Sample (20 grams)	$1.00

(b)	Purchase Price Adjustments.

(i)
The prices for Licensed Product as set forth in Section 5.9(a) above will be modified at the commencement of each Agreement Year after Agreement Year 1 as set forth in this Section 5.9(b). The price for each Agreement Year after Agreement Year 1 will be determined by multiplying the applicable price set forth above by a fraction, the denominator of which will be the Producer Price Index Figure published on or nearest to January 1, 2008, and the numerator of which will be the Producer Price Index Figure published on or nearest to the first day of the Agreement Year for which the price is being determined (as so adjusted from time to time, the “PPI Adjusted Purchase Price”).

(ii)
The PPI Adjusted Purchase Price shall be subject to increase in the event that NOVARTIS experiences any documented increase of more than five percent (5%) in the cost of any raw materials (including active pharmaceutical ingredient), packaging or other Licensed Product components used in the manufacture of Licensed Product; provided, however, that the PPI Adjusted Purchase Price shall only be increased to the extent that raw material price increases exceed, in the aggregate, all increases in the Producer Price Index Figure since the Execution Date of the Agreement. Correspondingly, the PPI Adjusted Purchase Price shall be subject to decrease in order to reflect any change in production cost for Licensed Product as a result of the decrease in the cost of any raw materials (including active pharmaceutical ingredient, packaging or other Licensed Product components). NOVARTIS shall, at ENDO’s request, provide reasonable documentation evidencing such changes in production costs.

(c)
Taxes, etc. ENDO will bear the cost of any taxes, levies, duties or fees of a similar kind, nature or description whatsoever applicable to the sale and transportation of Licensed Product sold by NOVARTIS to ENDO hereunder (other than taxes in the nature of franchise or income taxes of NOVARTIS), and ENDO will pay to NOVARTIS all such sums within thirty (30) days of receipt of demand for payment by NOVARTIS.

(d)
Separate Sale. Each shipment of Licensed Product to ENDO will constitute a separate sale, obligating ENDO to pay therefor, whether said shipment is in whole or only partial fulfillment of any order or confirmation issued in connection therewith.

5.10	Regulatory Matters; Records.

(a)
Inspections. NOVARTIS will be responsible for handling and responding to any FDA or other Governmental Entity audits or inspections with respect to the manufacture of Licensed Product hereunder. To the extent NOVARTIS requires the assistance of ENDO in connection with any such audit or inspection, ENDO agrees to cooperate and assist NOVARTIS.

(b)
Reporting. NOVARTIS will be responsible for any reporting of matters regarding the manufacture of Licensed Product hereunder to the FDA or other Governmental Authority. NOVARTIS will advise ENDO of any occurrences or information that arises out of the manufacturing activities of NOVARTIS or its contractors that have or could reasonably be expected to have adverse regulatory compliance or reporting consequences concerning Licensed Product.

(c)	Recalls.

(i)
Recalls. Each of the Parties agrees to maintain or cause to be maintained such traceability records as are necessary to permit a recall, withdrawal, field alert or field correction of Licensed Product. In the event NOVARTIS believes that it is required to initiate a recall, field alert, withdrawal or field correction with respect to any Licensed Product provided under this Agreement, NOVARTIS will immediately notify ENDO in writing. In the event that ENDO believes that a recall, field alert, withdrawal, or field correction is necessary for Licensed Product provided under this Agreement, ENDO will immediately notify NOVARTIS. Determination of a voluntary recall, field alert, withdrawal, or field correction shall be made by NOVARTIS in its sole discretion following reasonable, in light of the circumstances, consultation with and consideration of ENDO’s views.

(ii)
Cost of Recall. In the event that any Licensed Product supplied hereunder is recalled or quarantined, or is subject to stop-sale action, whether voluntary or by governmental action, it is agreed and understood that any expenses of such action, including administrative costs, reasonable fees of any experts or attorneys that may be utilized by either Party, and any government fines or penalties related to such recall, quarantine or stop-sale (“Recall Expenses”) will be borne by the Party upon whose act or omission is the cause of the recall, quarantine or stop-sale action.

5.11
Alternate Supply. In the event that NOVARTIS is unable to supply Licensed Product to ENDO in accordance with Section 5, NOVARTIS shall use commercially reasonable efforts to identify and qualify an alternate supplier capable of supplying Licensed Product on substantially the same terms and conditions set forth herein, which may or may not be NOVARTIS’ Lincoln, Nebraska manufacturing facility, for the period that NOVARTIS is unable to supply the Licensed Product. During any such period in which an alternate source of supply is being provided through a Third Party, NOVARTIS’ obligations under this Section 5 shall be suspended. Within a reasonable time after the Execution Date, NOVARTIS shall use commercially reasonable efforts to cause its manufacturing facility in Lincoln, Nebraska to be qualified.

5.12
Allocation of Licensed Product. In the event that NOVARTIS, subject to the terms and conditions of this Agreement, manufactures any 1% diclofenac gel product for use or distribution outside of the Territory, and without limiting NOVARTIS’ obligations under this Agreement and ENDO’s rights to enforce such obligations as set forth herein, in the event of a prospective shortage of capacity, NOVARTIS shall use commercially reasonable efforts to cause its manufacturing Affiliate to reasonably allocate, based on historical and forecasted needs, quantities of all 1% diclofenac gel product among ENDO, NOVARTIS, NOVARTIS Affiliates and any other Person that has licensed any 1% diclofenac gel product from NOVARTIS outside of the Territory.

5.13
Safety Stock. In order to prepare for any Licensed Product shortfall due to any Failure of Supply as contemplated by this Agreement, ENDO shall maintain at the Delivery Location safety stock of Licensed Product in a minimum amount equal to twelve (12) weeks of prospective customer demand based on the then-applicable Rolling Forecast, which amount may be adjusted from time to time upon the mutual agreement of NOVARTIS and ENDO based upon historical experience and performance.

SECTION 6
REGULATORY AFFAIRS

6.1
Regulatory Affairs. Notwithstanding any other provision of this Agreement, NOVARTIS shall retain exclusive authority and responsibility for all interactions with Governmental Authorities and other Persons with regard to all regulatory matters relating to the Licensed Product, including obtaining, maintaining and updating the Licensed Product NDA and product labeling as required by applicable Law. Without limiting the foregoing, NOVARTIS shall retain exclusive authority and responsibility for: (i) filing all supplement and Approval Applications and supporting documentation necessary for obtaining Approvals or otherwise complying with applicable Law; (ii) all contacts with Governmental Authorities responsible for granting such Approvals; (iii) reporting of any adverse drug reactions to such Governmental Authorities; and (iv) controlling any disputes or legal proceedings regarding the regulatory status of the Licensed Product. NOVARTIS shall promptly submit all applicable materials, including Promotional Materials, prepared or required to be prepared by ENDO to the DDMAC. ENDO and its Affiliates shall cooperate and provide to NOVARTIS and its Affiliates any assistance reasonably required by NOVARTIS or its Affiliates in connection with its obligations under this Section 6.1.

6.2
Complaints Regarding Licensed Product. Licensed Product complaint reports received by ENDO which are not deemed to be an Adverse Event shall be reported to NOVARTIS within thirty (30) days of receipt by ENDO. Licensed Product complaint reports received by NOVARTIS which are not deemed to be an Adverse Event shall be reported to ENDO within thirty (30) days of receipt by NOVARTIS. ENDO also will provide a written response on each complaint to each complainant with a simultaneous copy to NOVARTIS to the extent such complaint relates to the manufacture of Licensed Product by NOVARTIS hereunder, to the extent required by applicable Law.

6.3
Adverse Event Reporting; Cooperation. ENDO agrees to provide to NOVARTIS all reasonable assistance and take all actions reasonably requested by NOVARTIS that are necessary to enable NOVARTIS to comply with any Law applicable to the Licensed Product and any conditions or obligations relating to any Approval, including NOVARTIS’ meeting of its reporting and other obligations under Section 6.1. Such assistance and actions shall include execution of and compliance with the Pharmacovigilance Agreement to be negotiated in good faith and reasonably acceptable to the Parties within sixty (60) days of the Execution Date. The Pharmacovigilance Agreement will supersede any Adverse Event provisions in this Agreement.
ENDO shall forward to NOVARTIS any information, including, but not limited to, initial and follow up reports, that becomes known to ENDO from any source in any form relating to any Adverse Event or any Adverse Event with an associated product quality complaint for the Licensed Product as soon as it becomes available, but in any event within twenty-four (24) hours of becoming aware of such information, by transmitting it to the Customer Relationship Center at 1-800-452-0051. The Customer Relationship Center is available 24 hours per day, 7 days per week.

ENDO shall notify NOVARTIS of any communication received from any Governmental Authority relating to any Adverse Event or other safety issue for the Licensed Product, within twenty-four (24) hours of receiving such communication, by transmitting any written communication documentation and a written synopsis of any oral communication to NOVARTIS’ Global Head, Drug Safety and Pharmacovigilance

6.4
Ownership. Notwithstanding any other provision of this Agreement, all Approval Applications and Approvals relating to the Licensed Product shall be owned by NOVARTIS or its Affiliates. Any such Approval Applications, Approvals, supporting documentation and data shall be treated by the Parties as Confidential Information of NOVARTIS.

6.5
Regulatory Notification; Notification to ENDO of FDA Meetings. Each Party shall notify the other Party promptly upon receiving any regulatory communication from the FDA or any other Governmental Authority, with respect to any: (i) substantial safety or efficacy issue with respect to the Licensed Product; (ii) advertising or promotional claims with respect to the Licensed Product; or (iii) labeling with respect to the Licensed Product. NOVARTIS shall notify ENDO in the event that NOVARTIS has any major meeting (such as an end of Phase II meeting) with the FDA with respect to obtaining OTC Equivalent Product approval in respect of the Licensed Product or the Development and/or Commercialization of any OTC Equivalent Product, conducting studies for new indications with respect to the Licensed Product, Line Extensions in relation to the Licensed Product and/or Development and/or Commercialization of any Generic Diclofenac Product, or files for any Approval with respect to the foregoing.

6.6
Support Costs. ENDO shall reimburse NOVARTIS for the cost of fully dedicated incremental support for all regulatory and medical affairs related to the Licensed Product at the FTE Rate. The actual number of FTEs shall be determined by NOVARTIS and reviewed and approved by ENDO; provided, however, the number of FTEs shall not exceed five (5) in any Agreement Year.

SECTION 7
COMPENSATION
In addition to the other obligations of ENDO hereunder, ENDO shall pay the NOVARTIS Parties the amounts set forth in this Section 7 as consideration for the rights granted to ENDO under this Agreement.

7.1
Up-Front Payment. ENDO shall pay NOVARTIS AG an amount equal to FIFTY ONE MILLION Dollars ($51,000,000) and shall pay NOVARTIS an amount equal to THIRTY FOUR MILLION DOLLARS, for a total of EIGHTY FIVE MILLION Dollars ($85,000,000) within one (1) Business Day following the Execution Date (the “Upfront Payment”). The Upfront Payment and the royalty payments set forth in Section 7.2 to NOVARTIS AG shall be in consideration for the license of the NOVARTIS AG Technology and the Product Trademark granted to ENDO in accordance with this Agreement. The Upfront Payment to NOVARTIS shall be in consideration for the license of the NOVARTIS Technology and the Promotional Materials developed by NOVARTIS for the Launch of the Licensed Product. The Upfront Payment shall be non-refundable, non-recoupable and non-creditable against any other amounts payable hereunder.

7.2	Royalties.

(a)
Royalty Rates. ENDO shall pay royalties to NOVARTIS AG on annual Net Sales of Licensed Product by ENDO, its Affiliates and their respective permitted sublicensees at the applicable rates set forth below.

Aggregate Annual Net Sales of Licensed Product during any Agreement Year	Royalty Rate
The Portion of annual Net Sales less than $150 million in each of Agreement Years 1-2 and the first three Agreement Quarters of Agreement Year 3	0%
The Portion of annual Net Sales less than $150 million in the fourth Agreement Quarter of Agreement Year 3	7.5%
The Portion of annual Net Sales less than $150 million in each of Agreement Years 4 and thereafter	15.0%
The Portion of annual Net Sales between $150 million and $200 million	15.0%
The Portion of annual Net Sales between $200 million and $300 million	20.0%
The Portion of annual Net Sales over $300 million	25.0%

The first five percent (5%) of royalties due in an Agreement Year shall be due and owing to NOVARTIS, but may be paid by ENDO to NOVARTIS AG, as agent for NOVARTIS for this limited purpose.

(b)	(Guaranteed Minimum Royalties. (i) ENDO shall pay to NOVARTIS AG the following amounts as guaranteed minimum annual royalty payments (“Guaranteed Minimum Royalties”):

Agreement Year	Guaranteed Amount
Year 1	$0
Year 2	$0
Year 3	$0
Year 4	$30,000,000
Year 5	$30,000,000
Each Renewal Term	$30,000,000

(ii) Guaranteed Minimum Royalties shall be applied against royalty payments on an Agreement Year basis such that ENDO’s obligation with respect to each Agreement Year is to pay the greater of (i) royalties payable pursuant to Section 7.2(a) or (ii) the Guaranteed Minimum Royalty for such Agreement Year. In furtherance thereof, with respect to each Agreement Quarter, ENDO shall pay NOVARTIS AG an amount equal to (A) the greater of (1) Section 7.2(a) royalties calculated on an Agreement Year-to-date basis or (2) the Guaranteed Minimum Royalty for such Agreement Year-to-date period (applying 25% of the Guaranteed Minimum Royalty for such Agreement Year to each Agreement Quarter) minus (B) all royalties previously paid for that Agreement Year (or if such amount is a negative number, there will be no royalty payment due).

(c)
Royalty Reports and Payments. Within forty-five (45) days after each Agreement Quarter during the Term of this Agreement, ENDO will provide to NOVARTIS a written report showing each of: (a) the actual Net Sales of the Licensed Product during such quarter by ENDO, its Affiliates and permitted sublicensees (including gross sales and deductions taken to calculate Net Sales), (b) the portion of the Guaranteed Minimum Royalty applicable to such quarter, (c) the royalties which accrued under Section 7.2(a) with respect to such Net Sales (“Actual Royalties”) and the basis of calculating such Actual Royalties, and (d) the amount due in accordance with Section 7.2(b)(ii) for such Agreement Quarter. Such report shall be accompanied by payment of the amount owed for such Agreement Quarter in accordance with Section 7.2(b)(ii). If any error in the calculation of Net Sales in accordance with this Agreement or other adjustment, discount, credit or rebate in the calculation of Net Sales in accordance with this Agreement results in an adjustment (up or down) in the amount of royalties due, the amount of such adjustment shall be reflected in the next royalty payment; provided, that if this Agreement is no longer in effect, the applicable Party shall pay to the other Party the amount of such adjustment promptly following written notice thereof. ENDO shall notify NOVARTIS within thirty (30) days after it agrees to any increase in distribution commissions/fees referred to in clause (x) of the definition of Net Sales in Section 1.75.

(d)	Certain Adjustments. The obligation to make Guaranteed Minimum Royalty payments is absolute and such payments shall be non-refundable, except as follows:

(i)
in the event of any failure of NOVARTIS to fulfill Firm Orders for Licensed Product in accordance with Section 5 resulting in a Licensed Product “out of stock” such that ENDO has no inventory of Licensed Products on hand in any of its distribution centers or warehouses for fourteen (14) consecutive days during any Agreement Year, provided, that for purposes of this Section 7.2(d)(i), Firm Orders shall be deemed fulfilled upon delivery of the applicable shipment of Licensed Product to the designated common carrier at the NOVARTIS Warehouse (“Failure of Supply”), and such out of stock is not attributable to a Force Majeure, then the Guaranteed Minimum Royalty for such Agreement Year shall be reduced by an amount equal to the result obtained by the following equation: (i) the Guaranteed Minimum Royalty divided by 365 multiplied by (ii) two times the number of days during the Failure of Supply in excess of such fourteen (14) day period;

(ii)
in the event a Failure of Supply continues for a period in excess of forty five (45) days, ENDO and NOVARTIS shall meet as promptly as possible and attempt, in good faith, to agree on additional reductions to ENDO’s future obligations hereunder, including Guaranteed Minimum Royalties to the extent necessary to appropriately reflect the impact on Net Sales of the Licensed Product, if any, caused directly by such Failure of Supply, and appropriate reductions in minimum Details and minimum A&P Expenses based thereon. In the event the Parties are unable to agree, the matter shall be resolved in accordance with the Third Party Dispute Resolution Procedures;

(iii)
in the event of the Launch in the Territory of any Generic Diclofenac Product by any Person or OTC Equivalent Product by NOVARTIS or any of its Affiliates, then the obligation to pay Guaranteed Minimum Royalties shall terminate for the remainder of the Term of the Agreement effective as of the date of such Launch, with the amount of Guaranteed Minimum Royalties applicable to the portion of the Agreement Year in which such event occurs preceding such event being reduced on a pro rated basis (based on the number of days preceding such event out of a 365 day year);

(iv)	in the event of the Launch in the Territory of any OTC Equivalent Product by any Third Party,
(I) the obligation to pay Guaranteed Minimum Royalties shall be reduced by fifty percent (50%) for the remainder of the Term of the Agreement (except as set forth below) effective as of the date of such Launch;
(II) if at the expiration of the OTC Launch Six Month Reference Period, Net Sales of the Licensed Product have not declined by at least five percent (5%) as compared to Net Sales during the six calendar month before such Launch, the obligation to pay Guaranteed Minimum Royalties at the rate set forth in Section 7.2(b) shall be permanently (except as set forth below) restored and any reduced Guaranteed Minimum Royalty paid by ENDO under clause (I) shall be paid to NOVARTIS, if applicable, within thirty (30) days;
(III) if at the expiration of either of the OTC Launch Three Month Reference Periods, Net Sales for such OTC Launch Three Month Reference Period have declined, as compared to Net Sales during the three calendar month period before such Launch, by twenty five percent (25%) or more, or if at the last day of such OTC Launch Three Month Reference Period the number of “covered lives” eligible for third party reimbursement in respect to purchases of Licensed Product as referenced by the Managed Markets Information Service in its most recent report have declined by twenty five percent (25%) or more as compared to the number of “covered lives” immediately prior to such Launch, ENDO shall no longer be obligated to pay any Guaranteed Minimum Royalties for the remainder of the Term of the Agreement effective as of the end of the applicable OTC Launch Three Month Reference Period and ENDO shall not be obligated to repay any amount referred to in clause (II);and
(v)     as provided in Section 4.10(iv).
Except as expressly set forth in this Agreement, Guaranteed Minimum Royalties shall not be reduced, limited, recouped or credited for any reason.

7.3
Sales Milestone. ENDO shall pay NOVARTIS AG a non-refundable, non-recoupable, non-creditable sales milestone of $25,000,000 upon the first achievement of Agreement Year Net Sales in excess of $300,000,000. The above sales milestone, if payable, shall be payable only once. If payable, payment of the above sales milestone shall be due to NOVARTIS AG within forty-five (45) days after the end of the Agreement Quarter in which the milestone was reached.

SECTION 8
DEVELOPMENT OF THE LICENSED PRODUCT AND NEW INDICATIONS

8.1	Development.

(a)
Licensed Product. NOVARTIS shall be solely responsible for all Development of the Licensed Product, at its discretion, subject to Section 8.3. NOVARTIS is under no obligation to conduct any Development of the Licensed Product, other than Required Phase IV Studies. ENDO and its Affiliates shall not, directly or through any Third Party, initiate, sponsor, fund or otherwise conduct any clinical study or Development activities with respect to the Licensed Product, except as otherwise permitted by this Section 8. ENDO shall cooperate and provide to NOVARTIS any assistance reasonably required by NOVARTIS in connection with Development of the Licensed Product.

(b)
Development by ENDO. Notwithstanding Section 8.1(a), ENDO shall be entitled to conduct clinical studies with respect to the Licensed Product, provided that it pays all Development Costs related thereto and conducts any such study in accordance with a Development Plan submitted for review and approval of the JCC. The JCC shall be entitled to reject any proposed clinical study if, among other reasons, such study may have an adverse impact on the Development or Commercialization of the Licensed Product, any Line Extension, any OTC Equivalent Product or any other new indication study. The Field shall be expanded to include any approved new indications for the Licensed Product in the Territory based on the results of such clinical studies. NOVARTIS shall have full access and reference rights on an exclusive basis to clinical studies and related Technology to enable NOVARTIS to effect an OTC Switch and to Commercialize the resulting OTC Product.

(c)
New Indications Developed by NOVARTIS. In addition, in the event that NOVARTIS proposes to Develop the Licensed Product for use in an indication outside the Field and ENDO pays for the Development Costs incurred or to be incurred by or on behalf of NOVARTIS in order to obtain FDA Approval for such new indication in accordance with the allocations and limitations set forth in Section 8.3, then, upon Approval by the FDA of such new indication for the Licensed Product, the Field shall be expanded to include such new indication, provided that NOVARTIS shall have the OTC Switch rights with respect to the Licensed Product for such new indication as set forth in Section 9 and full access rights to such results to enable NOVARTIS to effect an OTC Switch. NOVARTIS shall provide reasonable written notice to ENDO in the event that it determines to pursue any new indication for the Licensed Product.

8.2
Development Plans; Clinical Studies. Prior to initiating any clinical studies of the Licensed Product in the Territory for which ENDO is obligated to provide funding pursuant to Section 8.3, a Party shall submit a Development Plan for review (and approval, in the case of a Development Plan submitted by ENDO) by the JCC. Thereafter, an updated Development Plan shall be submitted by the applicable Party to the JCC at least ninety (90) days prior to the beginning of each Agreement Year. Each Development Plan will incorporate a Development budget and will set forth the plan for the Development of the Licensed Product for use in the Territory for the applicable year, including: (a) costs and expenses to be incurred in connection with the Development of the Licensed Product; (b) clinical studies and regulatory plans for the Development of the Licensed Product; (c) protocols for, or description of studies related to, the Development of the Licensed Product; (d) quality control and quality assurance standards for the Development of the Licensed Product; and (e) standards for product safety and regulatory compliance in connection with the Development of the Licensed Product. For the avoidance of doubt, NOVARTIS shall not be required to submit a Development Plan for any clinical studies that ENDO is not required to fund pursuant to Section 8.3.

8.3	Development Costs.

(a)	Development Costs incurred in connection with Development of the Licensed Product shall be allocated between the Parties as follows:

	ENDO	NOVARTIS
Required Phase IV Studies	100% up to Maximum Amount of $5 million	100% of excess over Maximum Amount
Competitive Defense Study	100% up to Maximum Amount of $6 million	100% of excess over Maximum Amount
Pediatric Exclusivity Study	100% up to Maximum Amount of $4 million	100% of excess over Maximum Amount
Other clinical studies requested by the FDA for the Rx Product that NOVARTIS elects to conduct	50%	50%
Other clinical studies initiated by NOVARTIS not at the request of the FDA	0	100%
Clinical studies which are either initiated by ENDO or initiated by NOVARTIS for which ENDO has agreed to pay for new indications for the Licensed Product	100%	0

(b)
ENDO shall reimburse NOVARTIS for Development Costs for which it is responsible in accordance with and subject to the foregoing allocations and limitations. For the purpose of clarity, NOVARTIS shall be solely responsible for all Development Costs in excess of any relevant Maximum Amount set forth in Section 8.3(a). Except with respect to Required Phase IV Studies, for which NOVARTIS will retain ultimate authority, and except as set forth below with respect to a Pediatric Exclusivity Study, ENDO shall have final decision-making authority as to whether any clinical study it is obligated to fund will be conducted; provided, that (i) NOVARTIS shall have sole decision-making authority with respect to all other aspects of any such clinical study and (ii) once ENDO approves initiation of a clinical study, it shall not withdraw such approval. ENDO will pay for a Pediatric Exclusivity Study if it receives confirmation in the form of a written FDA communication which identifies a pediatric study which can reasonably be conducted and submitted in sufficient time to obtain regulatory exclusivity for the Licensed Product.

SECTION 9
OTC SWITCH RIGHTS

9.1
OTC Switch of Licensed Product. Subject to the final sentence of this Section 9.1, NOVARTIS and/or its Affiliates shall have the exclusive right, at its sole discretion, to effect a switch of the Licensed Product from an Rx Product to an OTC Product in the Territory (an “OTC Switch”) by filing an amendment or supplement to the Licensed Product NDA or taking any other action necessary or advisable in connection therewith to effect the OTC Switch, and thereafter to Commercialize such OTC Product. For the avoidance of doubt, an OTC Switch may be effected for one or more indications included in the Field from time to time. ENDO shall cooperate fully with NOVARTIS in connection with an OTC Switch, including, providing any materials required by NOVARTIS to support the OTC Switch. Notwithstanding the foregoing, NOVARTIS shall not Launch an OTC Equivalent Product prior to the fourth (4th) anniversary of the Launch of the Licensed Product, and NOVARTIS shall not take any action that results in the loss of Rx Product status for the Licensed Product prior to such time. NOVARTIS shall notify ENDO when it submits a filing to the FDA in respect of an OTC Equivalent Product.

9.2
Royalty. In the event this Agreement is terminated pursuant to Section 17.2 as a result of the Launch by NOVARTIS or its Affiliates of an OTC Equivalent Product in the Territory that results in the declassification of the Licensed Product as an Rx Product, then, from the date of such Launch and for a five (5) year period thereafter, NOVARTIS will make quarterly royalty payments to ENDO on Net Sales of such OTC Equivalent Product in the Territory by NOVARTIS, its Affiliates and their respective licensees or sublicensees at the rates set forth below, provided that, as a condition to the payment of any and all such royalties, Net Sales of the Licensed Product in the Territory shall have exceeded $175,000,000 for the twelve (12) month period prior to the Launch of (i) the OTC Equivalent Product by NOVARTIS or its Affiliates, (ii) an OTC Equivalent Product by any other Person or (iii) a Generic Diclofenac Product. Notwithstanding the foregoing, if a Third Party obtains regulatory exclusivity for at least three years on an OTC Equivalent Product prior to any Launch by NOVARTIS or its Affiliates, no royalties shall be payable pursuant to this Section 9.2.

Year Following Launch of the OTC Equivalent Product by NOVARTIS	Royalty Rate
1	5.0%
2	10.0%
3	15.0%
4	10.0%
5	5.0%

Notwithstanding any other provision hereof, ENDO shall not be entitled to any compensation with respect to the OTC Switch or OTC Equivalent Product except for the foregoing royalties, if applicable.

9.3
Right of First Negotiation on Certain ENDO Products. Prior to ENDO offering such rights to any Third Party, the Parties shall negotiate in good faith for a period of ninety (90) days from written notice by ENDO to NOVARTIS with respect to the terms and conditions of a license or collaboration between the Parties on the marketing, promotion, distribution and/or sale in the Territory of Frova® or Lidoderm® as an OTC Product. If the Parties are unable to agree upon terms and conditions of such a license or collaboration on or before the expiration of such ninety (90) day period, then ENDO shall thereafter have the right to Develop and Commercialize itself or enter into a license or other collaboration with any Third Party with respect to such OTC Product and NOVARTIS shall have no rights with respect thereto, provided that any license or collaboration that ENDO enters into or proposes to enter into within the 180-day period following the end of such negotiation period must be on terms and conditions in the aggregate no more favorable to such Third Party than those last offered to NOVARTIS during the negotiation period.

SECTION 10
LINE EXTENSIONS; NON-COMPETE

10.1	Line Extensions.

(a)
(i)    For the purposes of this Agreement, the Licensed Product for new indications funded by NOVARTIS without reimbursement from ENDO or any diclofenac topical dispersible product in formulations different from the Licensed Product or concentrations other than 1% to be Developed and Commercialized as an Rx Product, shall be deemed to be a “Line Extension.” NOVARTIS retains all rights to research, Develop, and, subject to receipt of applicable Approvals, Commercialize Line Extensions inside and outside the Territory, subject only to ENDO’s rights set forth in this Section 10.

(ii)	Notwithstanding the foregoing, NOVARTIS shall not Commercialize a Line Extension in the Territory during the Initial Term.

(b)
The Parties shall negotiate in good faith for a period of ninety (90) days from the Execution Date with respect to the terms and conditions of a license to Line Extensions currently planned for Development by NOVARTIS. If the Parties are unable to agree upon terms and conditions of such a license on or before the expiration of such ninety (90) day period, then NOVARTIS shall thereafter have the right to Develop or Commercialize itself or enter into a license or other collaboration with any Third Party with respect to any such Line Extension, in each case subject to the limitations set forth in this Agreement, provided that any license or collaboration that NOVARTIS enters into or proposes to enter into within the 180-day period following the end of such negotiation period must be on terms and conditions in the aggregate no more favorable to such Third Party than those last offered to ENDO during the negotiation period.

10.2	Non-Compete.

(a)
During the Initial Term of this Agreement, neither of the Parties nor any of their Affiliates shall, nor shall any of them license or collaborate with a Third Party to, market, promote, advertise or sell in the Territory any NSAID Rx Product that is sprayable, spreadable or dispersible in any form (excluding patches) used for the localized treatment of pain in humans (each, a “Competing Topical NSAID”), other than (i) the Licensed Product pursuant to this Agreement, and (ii) any Competing Topical NSAID Commercialized by Novartis (or its Affiliates) and used for treatment of the eye or any Competing Topical NSAID Commercialized by Sandoz AG (or its subsidiaries), provided that NOVARTIS shall not in any way facilitate, assist or cooperate with Sandoz AG or its subsidiaries, including by providing Sandoz AG or its subsidiaries with a right of reference to the Licensed Product NDA, including the chemistry, manufacturing and control (CMC) section thereof.

(b)
In the event that any merger, acquisition or similar transaction (other than the acquisition of any rights or business primarily related to a Competing Topical NSAID which shall be governed solely by the preceding paragraph (a)) results in ENDO or any of its Affiliates controlling any Competing Topical NSAID, other than any topically applied diclofenac gel product (which shall be governed solely by the preceding paragraph (a)), and which is then being Commercialized in the Territory or which is subsequently Commercialized (an “ENDO Competing Product”), then, from and after the later of consummation of such transaction or Launch of such ENDO Competing Product, and until the earlier of (i) the expiration of the Initial Term, (ii) immediately upon completion of ENDO’s divestiture of the ENDO Competing Product, or (iii) ninety (90) days after ENDO permanently ceases detailing and incurring expenses in the nature of A&P Expenses in respect of the ENDO Competing Product, ENDO shall pay to NOVARTIS a royalty on Net Sales of the ENDO Competing Product calculated in accordance with Section 7.2(a), with Net Sales of the Licensed Product and Net Sales of the ENDO Competing Product being aggregated for purposes of determining the applicable royalty rate pursuant to Section 7.2(a). Net Sales of the ENDO Competing Product shall not be applied towards meeting Guaranteed Minimum Royalties. For the avoidance of doubt, in the event that ENDO enters into any transaction meeting the conditions set forth in this Section 10.2(b), ENDO’s sole obligations resulting therefrom shall be to pay the applicable royalties described in this Section 10.2(b) and ENDO shall not be deemed to be in violation of Section 10.2(a) or any other provision of this Agreement solely by reason of having entered into such transaction or controlling a Competing Topical NSAID as a result thereof.

(c)
Notwithstanding Section 10.2(a), this Section 10 shall not apply to any Competing NSAID Product to which NOVARTIS or its Affiliates acquire rights as a result of any merger, acquisition or similar transaction (other than the acquisition of any rights or business primarily related to a Competing Topical NSAID).

SECTION 11
INTELLECTUAL PROPERTY

11.1	Corporate Names and Trademarks.

(a)
Each Party or its Affiliates, as applicable, shall retain all right, title and interest in and to its respective corporate name and logo and any other derivative or form thereof (collectively, “Corporate Names”), and each Party shall file, prosecute, and maintain legal protection for such Corporate Names at their own expense. Each Party shall have full control and authority over any claim, suit, or other proceeding relating to the Corporate Name of it or its Affiliates.

(b)
The Licensed Product shall be promoted and sold in the Territory under the Product Trademark. Except as expressly set forth herein, ENDO shall have no rights in or to the Product Trademark or the goodwill pertaining thereto. NOVARTIS (or its Affiliates, as applicable) shall own and retain all rights to association of trademark, trade dress, service marks, domain names, copyrights, or goodwill associated therewith, and all use of the Product Trademark by ENDO and its Affiliates shall, at all times inure to the benefit of NOVARTIS (or its Affiliates, as applicable). ENDO shall utilize the Product Trademark only on Promotional Materials approved by the JCC for the purposes contemplated herein. ENDO agrees that upon termination or expiration of the Term of this Agreement, and the expiration of the time it is permitted to sell Licensed Product under Section 17.5(b), ENDO shall (and shall cause its Affiliates and permitted subcontractors to) discontinue forthwith all use of the Product Trademark. All uses by ENDO of the Product Trademark shall comply with this Agreement and applicable Law.

(c)	NOVARTIS or an Affiliate thereof shall be solely responsible to maintain and enforce the Product Trademark, and maintain the goodwill pertaining thereto, at NOVARTIS’ expense.

11.2
Ownership and Rights with Respect to Newly Created Technology. All Technology relating to Licensed Product created or Invented solely by NOVARTIS and its Affiliates, solely by ENDO or its Affiliates or jointly by NOVARTIS and ENDO or their respective Affiliates and resulting from activities under this Agreement shall be owned by NOVARTIS or an Affiliate thereof; provided, that ENDO shall be entitled to use such Technology as set forth in Section 2.

11.3
Third Party Infringement. If either Party believes that a Third Party is infringing the Product Trademark or any NOVARTIS AG Technology or NOVARTIS Technology in the Territory, such Party shall promptly notify the other Party hereto. At its sole discretion, NOVARTIS (or its Affiliates, as appropriate) shall have the sole right and responsibility to conduct all Third Party infringement actions relating to the Product Trademark or any NOVARTIS AG Technology or NOVARTIS Technology in the Territory. The costs of any infringement action brought by NOVARTIS (or its Affiliates) against a Third Party shall be borne by NOVARTIS. ENDO and its Affiliates shall assist NOVARTIS and its Affiliates at its expense and cooperate in any such infringement litigation, including actions in federal court, state court and the U.S. Patent and Trademark Office, at NOVARTIS’ (or its Affiliates’) reasonable request. Any Damages obtained as a result of any such action and any funds received as part of a settlement of any such action shall first be allocated in a proportional manner to the litigation expenses of each Party, and NOVARTIS shall receive any amount remaining after such expenses are reimbursed.

SECTION 12
BOOKS AND RECORDS;
AUDITS; TAXES; PAYMENT CURRENCY; AND OTHER TERMS

12.1
Books and Records. The Parties shall, and shall cause each of their respective Affiliates to, keep complete, true and accurate books and records in accordance with the defined Accounting Standards. The Parties will keep such books and records for at least three (3) years following the end of the Agreement Year to which they pertain. Such books of accounts shall be kept at the Party’s principal place of business. Each Party shall, and shall cause each of its respective Affiliates to, permit auditors, as provided in Section 12.2, to visit and inspect, during regular business hours and under the guidance of officers of the Party being inspected, and to examine the books of account of such Party or such Affiliate and discuss the affairs, finances and accounts of such Party or such Affiliate with, and be advised as to the same by, its and their officers and independent accountants.

12.2
Audits. The Parties shall have audit rights as described in this Section 12.2; provided, that audits may only be conducted for the purpose of determining or reconciling calculations made in respect of (i) Net Sales; (ii) A&P Expenses, (iii) Details, (iv) distribution of samples, (v) Development Costs (to the extent that ENDO is funding such costs), or (vi) Manufacturing costs related to adjustments in the price of the Licensed Product under Section 5.9(b).

(a)
For the purposes of the audit rights described in this Section 12, the Party subject to an audit in any given year will be referred to as the “Auditee” and the other Party who has audit rights will be referred to as the “Audit Rights Holder.”

(b)
Each Party may, upon request and at its expense (except as provided for herein), cause an internationally-recognized independent accounting firm selected by it, other than one to whom the Auditee has a reasonable objection (the “Audit Team”), to audit during ordinary business hours the books and records of the Auditee and the correctness of any payment made or required to be made to or by such Auditee, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into an appropriate confidentiality agreement with the Auditee.

(c)
In respect of each audit of the Auditee’s books and records: (i) the Auditee may only be audited once per calendar year, unless a prior audit reveals any material discrepancy, in which case, more frequent audits will be permitted; (ii) no records for any given Agreement Year may be audited more than once for the same purpose, unless a prior audit reveals any material discrepancy, in which case, more frequent audits will be permitted; and (iii) the Audit Rights Holder shall only be entitled to audit books and records of the Auditee from the three (3) Agreement Years prior to the Agreement Year in which the audit request is made.

(d)
In order to initiate an audit for a particular Agreement Year, the Audit Rights Holder must provide written notice to the Auditee. The Audit Rights Holder shall provide the Auditee with notice of one or more proposed dates of the audit not less than forty-five (45) calendar days prior to the first proposed date. The Auditee will reasonably accommodate the scheduling of such audit. The Auditee shall reasonably cooperate with such audit.

(e)
The audit report and basis for any determination by an Audit Team shall be made available for review and comment by the Auditee, and the Auditee shall have the right, at its expense, to request a further determination by such Audit Team as to matters which the Auditee disputes (to be completed no more than thirty (30) calendar days after the first determination is provided to such Auditee and to be limited to the disputed matters). If the Parties disagree as to such further determination, the Audit Rights Holder and the Auditee shall mutually select an internationally-recognized independent accounting firm that shall make a final determination as to the remaining matters in dispute that shall be binding upon the Parties.

If the audit shows any under-reporting or underpayment, or overcharging by any Party, that under-reporting, underpayment or overcharging shall be reported to the Audit Rights Holder and the underpaying or overcharging Party shall remit such underpayment or reimburse such overcompensation to the underpaid or overcharged Party within thirty (30) calendar days of receiving the audit report. Further, if the audit for an Agreement Year shows an under-reporting or underpayment or an overcharge by any Party for that period in excess of ten percent (10%) of the amounts properly determined, the underpaying or overcharging Party, as the case may be, shall reimburse the applicable underpaid or overcharged Party, for its respective audit fees and reasonable out-of-pocket expenses in connection with said audit, which reimbursement shall be made within thirty (30) calendar days of receiving appropriate invoices and other support for such audit-related costs.

12.3
Accounting Standards. All costs and expenses and other financial determinations with respect to this Agreement shall be determined in accordance with Accounting Standards, as generally and consistently applied by the Parties.

12.4
Taxes. Any withholding or other taxes that either Party or its Affiliates are required by Law to withhold or pay on behalf of the other Party, with respect to any payments to it hereunder, shall be deducted from such payments and paid to the applicable Governmental Authority contemporaneously with the remittance to the other Party; provided, however, that the withholding Party shall furnish the other Party with proper evidence of the taxes so paid. Each Party shall furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under applicable Law.

12.5	Payment Currency. All amounts due under this Agreement shall be paid to the designated Party in United States Dollars.

12.6
Payments. The Parties agree that, unless otherwise mutually agreed by the Parties or otherwise provided in this Agreement, amounts due by one Party to the other shall be payable by wire transfer of immediately available funds in United States dollars within thirty (30) days after receipt of the corresponding statement or invoice to a bank account, details of which are to be communicated by the receiving party. If a Party fails to pay any invoiced amount when due, interest may be charged by the other Party equal to the lesser of one percent (1%) or the highest rate permitted by law on the outstanding amount for each month or portion thereof that such amount is overdue.

SECTION 13
REPRESENTATIONS AND WARRANTIES

13.1
Mutual Representations and Warranties. Each of the NOVARTIS Parties, severally and not jointly, and ENDO represents and warrants to the other as follows: (a) it is duly organized and validly existing under the Laws of its jurisdiction of incorporation; (b) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (c) the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents nor any other material agreement or arrangement by which it is bound; (d) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); and (e) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee in connection with this Agreement or the transactions contemplated hereby based on arrangements made by it or on its behalf.

13.2	Representations and Warranties of ENDO. ENDO represents and warrants to NOVARTIS as follows:

(a)
ENDO is not insolvent and will not be insolvent as a result of, or immediately following, execution of this Agreement or payment of the Upfront Payment, under any bankruptcy, receivership or insolvency law, and has been paying its debts as they become due and within vendor terms, in all material respects;

(b)	ENDO has or will have cash available in sufficient amounts so as to enable it to satisfy its payment obligations hereunder as and when they become due;

(c)
neither ENDO nor any of its Affiliates, nor, to ENDO’s knowledge, any of their respective officers, directors, employees or agents has been (i) convicted of an offense related to any federal or state health care program; (ii) excluded or otherwise rendered ineligible for Federal or State health care program participation; (iii) debarred under Subsection (a) or (b) of Section 306 of the Act or (iv) debarred by the FDA under the provisions of the Generic Drug Enforcement Act of 1992, as amended, or any other applicable Laws; and

(d)
Except for development activities pursuant to this Agreement, neither ENDO nor any of its Affiliates is itself Developing or collaborating with a Third Party to Develop any Competing Topical NSAID used to treat pain in humans to be Commercialized in the Territory.

13.3	Representations and Warranties of the NOVARTIS Parties. Each of the NOVARTIS Parties, severally and not jointly, represents and warrants to ENDO as follows:

(a)
NOVARTIS AG is the owner of, or has exclusive rights to, the Product Trademark and NOVARTIS is the owner of, or has exclusive rights to, the Licensed Product NDA, in each case free and clear of liens and encumbrances that would reasonably be expected to have a material adverse effect on the rights granted to ENDO under this Agreement (a “Material Adverse Effect”). The NOVARTIS Parties have not granted rights in the Product Trademark or the Licensed Product NDA to any Third Party which are inconsistent with the rights granted to ENDO under this Agreement or would have a Material Adverse Effect;

(b)
To the knowledge of the NOVARTIS Parties, each facility owned or controlled by NOVARTIS or its Affiliates and currently used in the manufacture of the Licensed Product is in compliance with all applicable Laws, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect;

(c)	Neither of the NOVARTIS Parties has received any written claims challenging the ownership, validity or scope of the Product Trademark or the Licensed Product NDA or any other NOVARTIS Technology or NOVARTIS AG Technology that would reasonably be expected to have a Material Adverse Effect. To the knowledge of the NOVARTIS Parties, no Person has any intellectual property rights in the Territory that would reasonably be expected to prevent the NOVARTIS Parties or ENDO from performing its obligations hereunder in accordance with this Agreement, in either case, in any material respect;

(d)
The NOVARTIS Parties will not create, incur, or permit to exist on or to the Product Trademark or the Licensed Product NDA any lien or claim, in each case that would reasonably be expected to have a Material Adverse Effect;

(e)
(i) NOVARTIS has provided ENDO, or given ENDO access to, true and complete paper or electronic copies of the NDA and material FDA correspondence relating to the NDA, provided that any information relating to the clinical programs for the Licensed Product was not disclosed or was redacted. (ii) NOVARTIS has not failed to disclose any information relating to the Licensed Product and within the control of NOVARTIS or its Affiliates requested pursuant to ENDO’s due diligence request list attached hereto as Schedule 13.3(e), which failure would, to the knowledge of NOVARTIS, reasonably be expected to have a Material Adverse Effect. (iii) In Developing the Licensed Product, to its knowledge, NOVARTIS has not misappropriated any trade secret of any Third Party which misappropriation would reasonably be expected to have a Material Adverse Effect; and

(f)
(f)    Except as set forth on Schedule 13.3(f) and except as provided in this Agreement, neither NOVARTIS nor any of its Affiliates is Developing or collaborating with a Third Party to Develop any Competing Topical NSAID for use in treating pain in humans to be Commercialized in the Territory.

13.4
DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY, AND HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS, GUARANTEES, OR WARRANTIES, IMPLIED, STATUTORY OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT, THE LICENSED PRODUCT (INCLUDING THE SAFETY OR EFFICACY THEREOF) OR OTHERWISE WITH RESPECT TO THE SUBJECT MATTER HEREOF, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR COVERAGE OF ANY PRODUCT BY OR VALIDITY OF ANY PATENTS, AND ANY AND ALL WARRANTIES THAT MAY ARISE OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE. EXCEPT AS SET FORTH IN SECTION 13.3(e)(ii) ABOVE, NEITHER NOVARTIS, ITS AFFILIATES NOR ANY OTHER PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO ENDO OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO ENDO, OR ENDO’S USE OF, ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO ENDO IN ANY “DATA ROOMS”, MANAGEMENT

PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 14
CONFIDENTIALITY

14.1
Confidential Information. Each of NOVARTIS and ENDO acknowledges that all Confidential Information provided by the other Party or its respective Affiliates is confidential or proprietary to such other Party or its respective Affiliates and agrees to (i) maintain such information in confidence during the Term of this Agreement and for a period of five (5) years thereafter and (ii) use such information solely for the purpose of performing its respective obligations hereunder. Each of NOVARTIS and ENDO covenants that neither it nor any of its respective Affiliates shall disclose any such information except to its or its Affiliates’ Representatives solely for purposes of performing its obligations under this Agreement; provided, that such Representatives are subject to substantially the same confidentiality obligations as the Parties hereunder. The foregoing confidentiality obligations shall not apply to Confidential Information which is required to be disclosed to a Governmental Authority by applicable Law, in which case the disclosing Party shall promptly notify the other Party of such disclosure and the procedures, such as a protective order, instituted to protect the confidentiality of the Confidential Information to be disclosed.

14.2
Injunctive Relief. Each Party acknowledges that damages resulting from disclosure of the Confidential Information will be an inadequate remedy and that, in the event of any such disclosure or any indication of an intent to disclose such information, a Party (or its Affiliates) owning such information will be entitled to injunctive relief or other equitable relief in addition to any and all remedies available at law or in equity, including the recovery of damages and reasonable attorneys’ fees.

14.3
Publicity. ENDO agrees not to issue any press releases or other non-promotion related written communications to the media, including question and answer documents and standby statements, concerning this Agreement without the prior written consent of NOVARTIS to the form, timing and content of any such release or other non-promotion related written communication except as set forth below; provided, that NOVARTIS shall have sole approval of all scientific publications, subject to the right of ENDO to review and provide comments with respect to any such publications, which NOVARTIS shall consider in good faith. ENDO shall provide NOVARTIS a reasonable opportunity (but no less than seventy-two (72) hours, except as required by Law) to review such press release or other non-promotion related written communication in order to provide its consent, which consent shall not be unreasonably withheld or delayed. NOVARTIS shall provide ENDO a reasonable opportunity (but no less than seventy-two (72) hours, except as required by Law) to review any press release or other non-promotion related written communications to the media to be issued or made by NOVARTIS with respect to this Agreement or the promotion of the Licensed Product in the Territory in order for ENDO to provide its comments with respect thereto, which will be considered by NOVARTIS in good faith but with no obligation on the part of NOVARTIS to accept. Except as required by Law or by the rules of a nationally recognized stock exchange, neither Party (or their respective Affiliates) shall disclose to any Third Party, under any circumstances, any terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. In the event a disclosure is required by Law or by the rules of a nationally recognized stock exchange, the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure. In the event the Parties are unable to agree on the form or content of any such required disclosure, such disclosure shall be limited to the minimum required, as determined by the disclosing Party in consultation with its legal counsel.

SECTION 15
INDEMNITY; PRODUCT LIABILITY

15.1	Indemnity.

(a)
Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party, its Affiliates and their respective officers, directors, employees and agents (collectively, the “Indemnified Party”) from and against all claims, demands, losses, liabilities, damages, fines, costs and expenses, including reasonable attorneys’ fees and costs and amounts paid in settlement (collectively, “Damages”), arising out of:

(i)the negligence, recklessness, bad faith, intentional wrongful acts or omissions of the Indemnifying Party or its Affiliates or Representatives in connection with activities undertaken pursuant to this Agreement, except to the extent that Damages arise out of the negligence, recklessness, bad faith or intentional wrongful acts, or omissions committed by the Indemnified Party or its Affiliates (or, to the extent permitted under this Agreement, their respective Representatives working on their behalf); and
(ii)breach by the Indemnifying Party or its Affiliates or Representatives of the covenants and agreements of, or the representations and warranties made by it in, this Agreement.

(b)
Except as otherwise provided in Section 11, the Party entitled to indemnification under this Section 15 shall notify the Party potentially responsible for such indemnification promptly of becoming aware of any claim or claims asserted or threatened against the Indemnified Party which could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices its rights hereunder.

(c)
Except as otherwise provided in Section 11, and except in connection with any claim based on actual or alleged violation of Law, the Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by the plaintiff to the Indemnified Party of a release from all liability in respect of such claim; and (ii) the Indemnified Party consents to such compromise or settlement; provided, that such consent shall not be required if such compromise or settlement does not involve (A) any admission of legal wrongdoing by the Indemnified Party, (B) any payment by the Indemnified Party that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnified Party.

(d)
Except as otherwise provided in Section 11, the Indemnified Party may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Section 15.1 and if such claim is being defended by the Indemnifying Party, the Indemnified Party shall bear its own costs and expenses with respect to such participation.

15.2	Product Liability.

(a)
ENDO shall indemnify and hold NOVARTIS harmless, in the manner set forth in Section 15.1, for Damages arising out of or resulting from any claims, actions, suits, proceedings, hearings, investigations or demands of Third Parties that involve death or bodily injury to any individual, including any product liability actions (collectively, “Product Liability Claims”), other than any such Damages which are set forth in Section 15.2 (b).

(b)
NOVARTIS shall indemnify and hold ENDO harmless, in the manner set forth in Section 15.1, for Damages arising out of or resulting from Product Liability Claims attributable to NOVARTIS’ negligence, recklessness, bad faith, intentional wrongful acts, or breach of this Agreement, including the failure of any Licensed Product to meet the Specifications, the requirements of the Licensed Product NDA, GMP Requirements and/or all applicable Laws, or to a manufacturing defect.

SECTION 16
FORCE MAJEURE

16.1
Force Majeure. In the event of strikes, lock-outs, earthquakes, fires, storms, floods, wars, acts of terrorism, explosions or, in the case of NOVARTIS’ obligations, unavailability of raw materials for Licensed Product due to any of the aforementioned events (“Force Majeure”), the Parties agree that, if either NOVARTIS or ENDO finds itself wholly or partially unable to fulfill its respective obligations in this Agreement by reasons of Force Majeure, the Party affected will advise the other Party in writing of its inability to perform, giving a detailed explanation of the occurrence of the event which excuses performance as soon as possible after the cause or event has occurred. If such notice is given, the performance of the Party giving the notification, except the payment of funds (subject to the provision below), shall be abated, and any time deadlines shall be extended for so long as performance may be prevented by Force Majeure. Except for the payment of funds that are or become due and payable, neither Party shall be required to make up any performance that was prevented by Force Majeure. Anything herein to the contrary notwithstanding, ENDO shall not be obligated to make Guaranteed Minimum Royalty payments or perform its minimum Detailing and A&P commitments during the period of time that NOVARTIS is unable to meets its obligations in respect of manufacture and delivery of Licensed Products as a result of Force Majeure.

SECTION 17
TERM AND TERMINATION

17.1	Term.

(a)
The term of this Agreement shall begin on the Execution Date and expire at the end of the fifth (5th) Agreement Year, unless extended in accordance with this subsection (a) or sooner terminated as provided in this Agreement (the “Initial Term”). The term of this Agreement shall be extended for a period of one (1) year (each, a “Renewal Term”) at the expiration of the Initial Term and each Renewal Term, as applicable, unless (i) ENDO shall provide written notice of non-renewal to NOVARTIS at least six (6) months prior to the expiration of the Initial Term or the first Renewal Term, as applicable, or (ii) either Party shall provide written notice of non-renewal to the other Party at least six (6) months prior to the expiration of any Renewal Term after the first Renewal Term.

(b)	As used herein, the “Term of this Agreement” shall mean the Initial Term and the Renewal Terms, if any.

17.2
Automatic Termination. This Agreement shall automatically terminate upon the Launch in the Territory of any OTC Equivalent Product by NOVARTIS, its Affiliates or a Third Party that results in the declassification of the Licensed Product as an Rx Product.

17.3	Termination. This Agreement shall be terminable forthwith upon reasonable written notice, if one or more of the following events should occur:

(a)
by either Party, if the other Party commits a material breach of this Agreement, which breach shall not have been remedied within (i) ninety (90) days from the giving of written notice requiring such breach (other than a payment default) to be remedied if such breach is capable of being cured during such ninety (90) day period, or (ii) thirty (30) days from the giving of notice by either Party to the other of default by the other Party in any payment required under this Agreement;

(b)
without limiting the foregoing, ENDO’s failure to deliver at least fifty percent (50%) of the minimum Details or Primary Details to Target Prescribers in accordance with Section 4.4(b) in any Agreement Semester (taking into account ENDO’s right to cure any such shortfall in the next Agreement Quarter) shall constitute a valid basis for NOVARTIS to terminate this Agreement pursuant to Section 17.3(a);

(c)	by ENDO, by written notice on or after the Launch in the Territory of a Generic Diclofenac Product;

(d)
by ENDO, by written notice given on or after the Launch in the Territory of an OTC Equivalent Product that does not result in the declassification of the Licensed Product as an Rx Product (i) by NOVARTIS or its Affiliates, or (ii) by any Third Party, if, in the case of (ii), (I) at the expiration of the OTC Launch Six Month Reference Period, Net Sales of the Licensed Product have declined, as compared to Net Sales during the six month period before such Launch, by twenty five percent (25%) or more, or (II) at the expiration of either of the OTC Launch Three Month Reference Periods, Net Sales for such OTC Launch Three Month Reference Period have declined, as compared to Net Sales during the three calendar month period before such Launch, by twenty five percent (25%) or more, or if at the last day of the OTC Launch Three Month Reference Period, the number of “covered lives” eligible for third party reimbursement in respect to purchases of Licensed Product as referenced by the Managed Markets Information Service in its most recent report have declined by twenty five percent (25%) or more as compared to the number of “covered lives” immediately prior to such Launch;

(e)	by ENDO in the event that, following the Regulatory Exclusivity Period, Net Sales in any Agreement Semester are less than $25,000,000;

(f)
by NOVARTIS, by written notice given on or after the Launch in the Territory of an OTC Equivalent Product by NOVARTIS, its Affiliates or any Third Party that does not result in the declassification of the Licensed Product as an Rx Product, following which Net Sales in any Agreement Semester are less than $25,000,000;

(g)
by ENDO in the event that (i) the Licensed Product becomes subject to a validated safety signal of significant concerns regarding patient safety with respect to the Licensed Product, or (ii) either Party receives notice from a Governmental Authority, independent review committee, data safety monitoring board or another similar clinical trial or post-marketing monitoring body concluding significant concern regarding a patient safety issue with respect to the Licensed Product, in the case of (i) or (ii) which would reasonably be expected to seriously impact the long-term viability of the Licensed Product;

(h)
by either Party, if the other Party becomes incapable, for a period of one hundred and eighty (180) days, of performing any of its material obligations under this Agreement because of Force Majeure, despite such adversely affected Party’s commercially reasonable efforts to perform;

(i)
by either Party, if the other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of it or of any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(j)
by either Party, if the other Party has an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of ninety (90) days; or an order for relief is entered against such Party under applicable bankruptcy Laws as now or hereafter in effect;

(k)
by either Party, if the other Party is unable to pay its debts as they become due, has explicitly or implicitly suspended payment of any debts as they become due (except debts contested in good faith), or if the creditors of such Party have taken over its management; and

(l)	by ENDO after the Initial Term, upon one hundred eighty (180) days’ prior written notice to NOVARTIS.

17.4
Survival of Obligations. Notwithstanding any expiration or termination of this Agreement, (a) neither NOVARTIS nor ENDO shall be relieved of any liabilities or obligations incurred by such Party prior to such termination, (b) Sections 2.3, 4.4(c) (with respect to any shortfall in minimum Details prior to expiration or termination and ENDO’s right to recoup any overpayment in the event that any such shortfall has been satisfied in accordance with this Agreement), 5 (to the extent applicable to Section 17.5(b)), 5.10 (with respect to each Party’s reporting obligations with respect to matters occurring prior to the expiration or termination), 6.1 through 6.4, 7.2(a) (to the extent applicable to Section 17.5(b)), 8.1(b) and (c) (solely with respect to NOVARTIS’ switch rights and access to data from clinical studies), 9.2, 11, 12, 14, 15, 17.4, 17.5, 17.6, 18 (only insofar as such Section relates to the obligations of the Parties prior to such termination or expiration), 19 and 20 shall survive any expiration or termination of this Agreement, and (c) in the event that this Agreement is terminated by NOVARTIS under Section 17.3(a) or (b), then Section 10.2 (Non-Compete) shall survive in respect to ENDO for the balance of the Initial Term.

17.5	Effect of Expiration or Termination.

(a)
General. Notwithstanding any other rights or obligations a Party or its Affiliates may have under this Agreement or under Law, except as otherwise provided herein, upon expiration or termination of this Agreement, all rights and licenses granted by NOVARTIS to ENDO and its Affiliates and all rights and licenses granted by ENDO to NOVARTIS and its Affiliates hereunder shall terminate and revert to the Party granting such rights and all of the Parties’ obligations under this Agreement shall, except as specifically provided in Section 17.4 or 17.5, cease, terminate and be of no further force and effect from and after the effective date of expiration or termination. The Parties and their Affiliates shall cooperate in informing relevant Governmental Authorities of the cessation of ENDO’s activities in relation to the Licensed Product. In addition, the Parties shall, and shall ensure that their respective Affiliates, promptly return or destroy (subject to written certification of the latter) to the other Party all written Confidential Information, and all copies thereof (except one copy which may be kept for record-keeping purposes only), belonging to such other Party.

(b)
Supply Obligations. Following expiration or termination of this Agreement, ENDO shall continue to be responsible for all returns, rebates, refunds, chargebacks, open purchase orders, any applicable disposal costs and other payments or obligations in respect of Licensed Product sold during the Term of this Agreement. Subject to the terms and conditions of this Agreement, including Section 5, NOVARTIS shall provide sufficient Licensed Product to ENDO in order to allow ENDO to meet the requirements of all open purchase orders. For a period of up to six (6) months following expiration or termination of this Agreement, to the extent permitted by applicable Law, ENDO shall be permitted to sell Licensed Product, subject to paying royalties under Section 7.2(a), to fulfill such open purchase orders and otherwise to sell off its inventory, including that purchased pursuant to the next sentence. In addition, upon the written request of NOVARTIS made within thirty (30) days of the expiration of the Term, ENDO shall purchase from Novartis (i) all Licensed Product then held in inventory by NOVARTIS or its Affiliates for sale in the Territory, at the price set forth in Section 5.9(a) and (ii) all raw materials and other components held in inventory by NOVARTIS or its Affiliates for use in connection with the manufacture of Licensed Product for sale in the Territory, at cost, to the extent such items relate to binding purchase orders from customers and reasonable levels of safety stock.

(c)
Assignment of CSO. To the extent requested by NOVARTIS, ENDO shall cause any contracts with approved Contract Sales Organizations to be assigned to NOVARTIS effective upon expiration or termination of this Agreement and shall provide full transition cooperation to NOVARTIS.

17.6
Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Section 17 are in addition to any other relief and remedies available to either Party at law in equity or otherwise.

SECTION 18
INSURANCE

18.1
ENDO and NOVARTIS shall each at its own expense obtain and maintain insurance of the type and amount described in this Section 18. Neither Party shall do or omit to do any act, matter or thing which could prejudice or render voidable any such insurance. The insurance obligations hereunder may be met by a program of self-insurance.

The Parties agree that each will maintain during the performance of this Agreement the following insurance in amounts no less than that specified for each type:

(a)	General liability insurance with combined limits of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death and property damage;

(b)
Worker’s compensation and disability insurance in the amount required by the Law of the State in which the Party’s employees are located and employers liability insurance with limits of not less than $1,000,000 per occurrence;

(c)	Auto liability insurance with combined limits of not less than $1,000,000 per occurrence and $1,000,000 per accident for bodily injury, including death and property damage; and

(d)	Excess liability insurance with combined limits of not less than $3,000,000 per occurrence and $3,000,000 per accident for bodily injury, including death and property damage.
Each Party will provide to the other Party evidence of its insurance and not less than thirty (30) days prior written notice of any cancellation of its coverage or reduction in coverage from the requirements stated herein.

SECTION 19
NON-SOLICITATION OF EMPLOYEES

19.1
Non-Solicitation of Employees. During the Term of this Agreement, and for a period of one (1) year following the expiration or termination thereof, NOVARTIS AG, NOVARTIS, ENDO and ENDO’s Affiliates shall not, directly or indirectly, recruit or solicit any employee of the other Party or its Affiliates with whom such Party has (i) come into contact with, (ii) learned of, or (iii) interacted with, in each case in connection with activities undertaken in connection with this Agreement, without the prior written consent of the other Party, except pursuant to general solicitation not targeted at such employees.

SECTION 20
MISCELLANEOUS

20.1	Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof.

20.2
Jurisdiction. Any disputes between the Parties relating to this Agreement shall be subject to the exclusive jurisdiction and venue of the federal courts located in the Southern District of New York (without restricting any right of appeal), and the Parties hereby waive any objection which they may have now or hereafter to the laying of venue of any proceedings in such courts and to any claim that such proceedings have been brought in an inconvenient forum, and further agree that a judgment or order in any such proceedings shall be binding upon each of them and may be enforced in the courts of any other jurisdiction.

20.3
Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

20.4
Notices. All notices required or permitted hereunder shall be given in writing and sent by confirmed facsimile transmission, or mailed postage prepaid by certified or registered mail (return receipt requested), or sent by a nationally recognized express courier service, or hand-delivered at the following address:

If to NOVARTIS AG:

Novartis, AG
Lichtstrasse 35
CH-4056 Basel
Switzerland
Facsimile: 41 61 3247826
Attention: General Counsel

With a copy to:

Novartis Consumer Health, Inc.
200 Kimball Drive
Parsippany, NJ 07054-0622
Facsimile: (973) 503-8450
Attention: General Counsel

If to NOVARTIS:

Novartis Consumer Health, Inc.
200 Kimball Drive
Parsippany, NJ 07054-0622
Facsimile: 973-503-8458
Attention: General Counsel

With a copy to:

Novartis Consumer Health, Inc.
200 Kimball Drive
Parsippany, NJ 07054-0622
Facsimile: (973) 503-8450
Attention: General Counsel

If to ENDO:

ENDO Pharmaceuticals Inc.
100 Endo Boulevard
Chadds Ford, PA 19317
Attention: Chief Legal Officer
FAX (610) 558-9684

All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt.

20.5
Entire Agreement; Confidentiality Agreement. This Agreement (including the Exhibits and Schedules) contains the complete understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating to the subject matter hereof. The Parties acknowledge and agree that, as of the Execution Date, all Confidential Information disclosed by a Party or its Affiliates pursuant to the Confidentiality Agreement between the Parties dated December 6, 2007 shall be included in the Confidential Information subject to this Agreement and such Confidentiality Agreement shall terminate and have no further force or effect as between the Parties or their Affiliates; provided, that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreement prior to the Execution Date.

20.6	Amendments. No provision in this Agreement shall be supplemented, deleted, amended or waived except in a writing executed by NOVARTIS and ENDO.

20.7	Headings. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

20.8
Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. The Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose of the Parties.

20.9
Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

Notwithstanding the first sentence of this Section 20.9, either Party may assign this Agreement (i) to any Affiliate of such Party or (ii) to any other Person who acquires all or substantially all of the business of the assigning Party by merger, sale of assets or otherwise, provided, that, the Affiliate or acquiring Person affirmatively assumes and agrees in writing to perform and comply with all of the obligations of such Party under this Agreement as they apply to such Party and its Affiliates, and in the case of (ii) only provides a copy thereof to the other Party upon consummation of such transaction. The assigning Party shall remain liable hereunder notwithstanding any such assignment. Any attempted assignment in violation hereof shall be void.

20.10	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

20.11	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20.12
Third-Party Beneficiaries. Except as expressly provided in Section 15.1, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party including any creditor of any Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto.

20.13
Relationship of the Parties; Tax Treatment. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither NOVARTIS nor ENDO shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, ENDO’s legal relationship under this Agreement to NOVARTIS shall be that of independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers. This Agreement shall not be construed, nor will either Party construe it, as a partnership for tax purposes.

20.14
Specific Performance. Each of the Parties acknowledges and agrees that the other Party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in all material respects or otherwise are breached. Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agrees that the other Party will be entitled to injunctive relief to prevent breaches of the provisions of this Agreement, and/or to enforce specifically this Agreement and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such injunctive relief shall be in addition to any other remedies to which such Party may be entitled, at law or in equity.

20.15
Further Assurances and Actions. Each of the Parties hereto, upon the request of the other Party hereto, shall, without further consideration, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effectuate any of the provisions of this Agreement.

20.16
LIMITATION OF DAMAGES. IN NO EVENT SHALL ENDO OR NOVARTIS BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY, EXCEPT FOR ANY SUCH DAMAGES PAID TO A THIRD PARTY AS PART OF A THIRD-PARTY CLAIM, PROVIDED, THAT THE FOREGOING SHALL NOT PRECLUDE A PARTY FROM SEEKING ANY SUCH DAMAGES RESULTING FROM FRAUD (INCLUDING ANY WILLFUL MISREPRESENTATION, WILLFUL MISCONDUCT OR WILLFUL CONCEALMENT BY A PARTY) AND/OR WILLFUL BREACH.

[Remainder of page intentionally left blank]

CONFIDENTIAL
3/3/2008

IN WITNESS WHEREOF, NOVARTIS AG, NOVARTIS and ENDO have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

NOVARTIS, AG

By:	/s/	Peter Rupprecht
Name:		Peter Rupprecht
Title:		Authorized Signatory

By:	/s/	Paul David Burns
Name:		Paul David Burns
Title:		Authorized Signatory

NOVARTIS CONSUMER HEALTH, INC.

By:	/s/	Larry P. Allgaier
Name:		Larry P. Allgaier
Title:		OTC CEO

ENDO PHARMACEUTICALS INC.

By:	/s/	Nancy J. Wysenski
Name:		Nancy J. Wysenski
Title:		Chief Operating Officer

[Signature Page to License and Supply Agreement]

1